Exhibit 10.1
EXECUTION VERSION

Revolving and Term Loan Credit Agreement
Dated as of October 5, 2009
American Midstream, LLC,
As the initial Borrower,
Comerica Bank,
As the Administrative Agent,
BBVA Compass Bank,
As the Documentation Agent,
And
Comerica Bank and BBVA Compass Bank,
As Co-Lead Arrangers

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(Continued)

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(Continued)

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(Continued)

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(Continued)
EXHIBITS

A	Form of Request for Revolving Credit Advance
B	Form of Revolving Credit Note
C	Form of Swing Line Note
D	Form of Request for Swing Line Advance
E	Form of Notice of Letters of Credit
F	Form of Security Agreement
G	Form of Assignment Agreement
H	Form of Guaranty
I	Form of Covenant Compliance Report
J	Form of Term Loan Note
K	Form of Term Loan Rate Request
L	Form of Swing Line Participation Certificate
M	Form of Joinder to Credit Agreement
Schedules

1.1	Pricing Matrix
1.2	Revolving Credit Percentages and Allocations
5.1(c)(i)(D)	Related Documentation
5.1(c)(iii)	Effective Financing Statements
6.3(b)	Pipeline Systems and other Real Property
6.4	Taxes
6.7	Compliance with Laws
6.9	Litigation
6.10	Consents, Approvals and Filings, Etc.
6.13	Pension Plans
6.15	Environmental and Safety Matters
6.16	Subsidiaries

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Page
6.17	Management and Employment Agreements
6.18	Material Contracts
6.19	Trade Names
6.20	Equity Interests
6.23	Union Agreements
6.25	Compliance Information
6.27(a)	Interstate Pipeline Complaints, Investigations and Proceedings
6.27(b)	Intrastate Pipeline Complaints, Investigations and Proceedings
8.1	Debt
8.2	Liens
8.6	Investments, Loans and Advances
8.7	Transactions with Affiliates
13.6	Notices

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REVOLVING CREDIT AND TERM LOAN AGREEMENT
     This Revolving Credit and Term Loan Agreement (“Agreement”) is made as of the 5th day of October, 2009, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Co-Lead Arranger and Syndication Administrative Agent and Compass Bank, as Documentation Agent and Co-Lead Arranger, and American Midstream, LLC (together with any and all other Persons executing a Joinder, collectively the “Borrowers” and each, individually, a “Borrower”).
RECITALS
     A. The Borrowers have requested that the Lenders extend to them credit and letters of credit on the terms and conditions set forth herein.
     B. The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the covenants contained herein, the Borrowers, the Lenders, and the Administrative Agent agree as follows:
1. DEFINITIONS.
     1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:
     “Account(s)” means any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.
     “Account Control Agreement(s)” means those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.14 of this Agreement or otherwise, as the same may be amended, restated or otherwise modified from time to time.
     “Acquisition” means the acquisition of certain Pipeline Systems, other Real Property and other properties pursuant to the terms and conditions of the Acquisition Documents.
     “Acquisition Documents” means (a) the Purchase and Sale Agreement and (b) all bills of sale, assignments, agreements, instruments and documents executed and delivered in connection therewith, as amended.
     “Acquisition Properties” means the Equity Interests, the Pipeline Systems, other Real Property and other properties acquired by the Administrative Borrower or any of its Subsidiaries pursuant to the Acquisition Documents.

     “Advance(s)” means, as the context may indicate, a borrowing requested by the Administrative Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, the Term Loan Lenders under Section 4.1 hereof or the Swing Line Lender under Section 2.5 hereof, including without limitation any re-advance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof, and shall include, as applicable, a Eurodollar-based Advance, a Base Rate Advance and a Quoted Rate Advance.
     “Administrative Agent” has the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 12.4 hereof.
     “Administrative Agent’s Correspondent” means for Eurodollar-based Advances, the Administrative Agent’s Grand Cayman Branch (or for the account of said branch office, at the Administrative Agent’s main office in Detroit, Michigan, United States).
     “Administrative Borrower” means American Midstream, LLC, a Delaware limited liability company, acting in its capacity as borrowing agent and attorney-in-fact for the Borrowers pursuant to Section 13.26 hereof.
     “Advisory Services Agreement” means that certain Advisory Services Agreement dated October 2, 2009, by and between the Administrative Borrower, American Infrastructure MLP Management, L.L.C., a Delaware limited liability company, American Infrastructure MLP PE Management, L.L.C., a Delaware limited liability company, and American Infrastructure MLP Associates Management, L.L.C., a Delaware limited liability company.
     “Affected Lender” has the meaning set forth in Section 13.12 hereof.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” does not include the holders of Equity Interests in the Ultimate Parent.
     “Applicable Fee Percentage” means, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.
     “Applicable Insolvency Laws” has the meaning ascribed to such term in Section 13.25(g) hereof.
     “Applicable Interest Rate” means, (i) with respect to each Revolving Credit Advance and Term Loan Advance, the Eurodollar-based Rate or the Base Rate, and (ii) with respect to each Swing Line Advance, the Base Rate or, if made available to the Borrowers by the Swing Line

Lender at its option, the Quoted Rate, in each case as selected by the Administrative Borrower from time to time subject to the terms and conditions of this Agreement.
     “Applicable Margin” means, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1, such Applicable Margin to be adjusted solely as specified in Section 11.8 hereof.
     “Asset Sale” means the sale, transfer or other disposition by any Credit Party of any asset (other than the sale or transfer of less than one hundred percent (100%) of the Equity Interests of any Subsidiary) to any Person (other than to a Borrower or a Guarantor), and other than the Permitted Sale/Leaseback Transactions.
     “Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto, as amended, restated or otherwise modified from time to time.
     “Authorized Signer” means each person who has been authorized by the Administrative Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Administrative Agent and whose signature card or incumbency certificate has been received by the Administrative Agent.
     “Bamagas” means Enbridge Pipelines (Bamagas Intrastate) L.L.C., a Delaware limited liability company.
     “Bankruptcy Code” means Title 11 of the United States Code and the rules promulgated thereunder.
     “Base Rate” means for any day, that rate of interest which is equal to the Applicable Margin plus the greater of (i) the Daily Adjusting LIBOR Rate and (ii) the Prime-based Rate (being that rate of interest which is equal to the greater of (A) the Prime Rate and (B) an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%)).
     “Base Rate Advance” means an Advance which bears interest at the Base Rate.
     “Borrower” and “Borrowers” have the meanings set forth in the preamble to this Agreement.
     “Business Day” means any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and New York, New York, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank Eurodollar market.
     “Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

     “Change of Control” means an event or series of events whereby (i) the Ultimate Parent shall cease to control, directly or indirectly, more than 60% on a fully diluted basis of the aggregate issued and outstanding voting stock (or comparable voting interests) of the Borrowers, (ii) the Administrative Borrower shall cease to control, directly or indirectly, more than 100% on a fully diluted basis of the aggregate issued and outstanding voting stock (or comparable voting interests) of the each other Borrower, or (iii) the Ultimate Parent shall fail to be able, either jointly or severally, to elect a controlling majority of the Board of Managers of the general partner of the sole member of the Administrative Borrower.
     “CIP Regulations” has the meaning ascribed to such term in Section 12.15 hereof.
     “Closing Date” means the date of the execution of this Agreement by the Lenders, the Administrative Agent and the Administrative Borrower.
     “Collateral” means all property, Equity Interests and rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.
     “Collateral Assignment” means an assignment in form and substance satisfactory to the Administrative Agent and approved by the applicable insurance company, pursuant to which one or more of the Borrowers assigns to the Administrative Agent, for the pro rata benefit of the Lenders, its interest in the key man life insurance policy obtained pursuant to Section 7.19 hereof.
     “Collateral Documents” means the Security Agreement, the Pledge Agreements, the Mortgages, the Account Control Agreements, the Collateral Assignment and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Administrative Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.
     “Comerica Bank” means Comerica Bank and its successors or assigns.
     “Consent” has the meaning ascribed to such term in Section 5.1(a) hereof.
     “Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to the Administrative Borrower and its Subsidiaries, determined on a Consolidated or Consolidating basis.
     “Consolidated Amortization Expense” means, for any Test Period, the amortization expense of the Administrative Borrower and its Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP.

     “Consolidated Depreciation Expense” means, for any Test Period, the depreciation expense of the Administrative Borrower and its Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBITDA” means, for any Test Period, Consolidated Net Income for such Test Period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income:
     (a) Consolidated Interest Expense for such Test Period,
     (b) Consolidated Tax Expense for such Test Period,
     (c) Consolidated Depreciation Expense for such Test Period,
     (d) Consolidated Amortization Expense for such Test Period,
     (e) (i) expenses related to any initial public offering with respect to the Parent and other extraordinary expenses, (ii) audit expenses for the Fiscal Years ended December 31, 2007, and December 31, 2008, and any costs associated with the opening balance sheet valuation of the Administrative Borrower and its Subsidiaries, (iii) Fees, (iv) transaction-related expenses with respect to the Credit Agreement and the Acquisition and (v) the premium paid for the first year of insurance for environmental liability being purchased on or about the Effective Date,
     (f) subject to the approval of the Administrative Agent in its reasonable discretion, the aggregate amount of all other non-cash charges and “other expenses” (determined in accordance with GAAP) reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such Test Period, and
(y) subject to the approval of the Administrative Agent in its sole discretion, subtracting therefrom the aggregate amount of all non-cash items and “other income” (determined in accordance with GAAP) increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such Test Period.
     “Consolidated Interest Expense” means, for any Test Period, the total consolidated interest expense of the Administrative Borrower and its Subsidiaries for such Test Period net of gross interest income of the Administrative Borrower and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP plus (without duplication) to the extent not already included in such total consolidated interest expense:
     (a) imputed interest on Debt attributable to Capitalized Leases and sale and leaseback transactions of the Administrative Borrower or any of its Subsidiaries for such Test Period;
     (b) commissions, discounts and other fees and charges owed by the Administrative Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations and bankers’ acceptances for such Test Period;

     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses, but not including any amendment fees less than $250,000, incurred by the Administrative Borrower or any of its Subsidiaries for such Test Period; and
     (d) the interest portion of any deferred payment obligations of the Administrative Borrower or any of its Subsidiaries for such Test Period.
     “Consolidated Net Income” means, for any Test Period, the consolidated net income of the Administrative Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for such Test Period determined in accordance with GAAP.
     “Consolidated Tax Expense” means, for any Test Period, the tax expense of the Administrative Borrower and its Subsidiaries, for such Test Period, determined on a consolidated basis in accordance with GAAP.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Covenant Compliance Report” means the report to be furnished by the Administrative Borrower to the Administrative Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit I and certified by a Responsible Officer of the Administrative Borrower, in which report the Administrative Borrower shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Schedule 1.1 attached to this Agreement.
     “Credit Parties” means the Borrowers and the Guarantors and “Credit Party” means any one of them, as the context indicates or otherwise requires.
     “Daily Adjusting LIBOR Rate” means for any day a per annum interest rate which is equal to the sum of one percent (1%) plus the quotient of the following:
     (a) the LIBOR Rate;
divided by
     (b) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes Eurodollar deposits or includes a category of assets which includes Eurodollar loans, the rate at which such reserves are required to be maintained on such category.
     “Debt” means as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,

(d) all indebtedness of such Person arising in connection with and due and payable under any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities. The term “Debt” does not include accounts payable and other current liabilities associated with the purchase of Hydrocarbons, capital expenditures and parts and supplies on customary terms in the trade in the ordinary course of such Person’s business.
     “Deeds” has the meaning ascribed to such term in Section 6.3(e) hereof.
     “Default” means any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.
     “Defaulting Lender” shall mean a Lender which, in the reasonable determination of the Administrative Agent (a) has failed to fund its Percentage of any Advance or to purchase participations in a Swing Line Advance or any Reimbursement Obligations as required under this Agreement, unless such Lender is disputing its funding obligation in good faith, (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it under the terms of this Agreement or any other Loan Document, unless such Lender is disputing such obligation to pay any such amount in good faith, (c) has been, or whose holding company has been, determined to be insolvent or that has become subject to a bankruptcy, receivership or other similar proceeding, or (d) has had a substantial portion of its assets or management (or a substantial portion of the assets or management of its holding company) taken over by any Governmental Authority or any Governmental Authority has restricted its ability to act under this Agreement, including its ability to enter into amendments, waivers or modifications of this Agreement or any of the other Loan Documents (provided that the exercise of the customary rights of a shareholder by a Governmental Authority which owns shares in such Lender (or its holding company) shall not be covered by this clause (d)), provided, however, in all cases that a Defaulting Lender shall no longer be deemed a Defaulting Lender when (i) the Defaulting Lender shall have cured the conditions which shall have caused it to be a Defaulting Lender hereunder and (ii) the Administrative Agent has agreed that such Lender shall no longer be deemed a Defaulting Lender hereunder.
     “Defaulting Lender’s Unfunded Portion” shall mean such Defaulting Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment minus the sum of (a) the aggregate principal amount of all Revolving Credit Advances funded by the Defaulting Lender under the Revolving Credit, plus (b) such Defaulting Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of all Swing Line Advances and Letter of Credit Obligations.
     “Distribution” is defined in Section 8.5 hereof.
     “Dollars” and the sign “$” means lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of any Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal

Revenue Code, in each case provided such Subsidiary is owned by the applicable Borrower or a Domestic Subsidiary of such Borrower, and “Domestic Subsidiaries” means any or all of them.
     “Easements” means, collectively, all of the right-of-way agreements, easements, surface use agreements, servitudes, permits, licenses and other agreements relating to any Pipeline Assets now held or hereafter acquired by the Borrowers or any of their Subsidiaries.
     “Effective Date” means the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
     “Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) Administrative Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless a Event of Default has occurred and is continuing, the Administrative Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower, or any Affiliate or Subsidiary of any Borrower; (y) notwithstanding clause (d)(ii) of this definition, no assignment shall be made to an entity which is a competitor of any Credit Party without the consent of the Administrative Borrower, which consent may be withheld in its sole discretion; and (z) and no assignment shall be made to an Impaired Lender without the consent of the Administrative Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender and, to the extent no Event of Default is continuing, the Administrative Borrower.
     “Energy Policy Act” means the Energy Policy Act of 1992, Pub. L. No. 102-486, 106 Stat. 2776 (codified as amended in scattered sections of 15, 16, 25, 20 and 42 U.S.C.).
     “Equity Interest” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.
     “E-System” means any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.
     “Eurodollar-based Advance” means any Advance which bears interest at the Eurodollar-based Rate.
     “Eurodollar-based Rate” means a per annum interest rate which is equal to the sum of (a) the Applicable Margin, plus (b) the greater of (i) two percent (2.00%) per annum and (ii) the quotient of:
     (A) the LIBOR Rate, divided by
     (B) a percentage equal to 100% minus the maximum rate on such date at which the Administrative Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Administrative Agent is required to maintain reserves against a category of liabilities which includes Eurocurrency deposits or includes a category of assets which includes Eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Administrative Agent, to the nearest whole multiple of 1/100th of 1%.
     “Eurodollar-Interest Period” means, for any Eurodollar-based Advance, an Interest Period of one, two or three months (or any shorter or longer periods agreed to in advance by the Administrative Borrower, the Administrative Agent and the Lenders) as selected by the Administrative Borrower, for such Eurodollar-based Advance pursuant to Section 2.3 or 4.4 hereof, as the case may be.
     “Eurodollar Lending Office” means, (a) with respect to the Administrative Agent, the Administrative Agent’s office located at its Grand Caymans Branch or such other branch of the Administrative Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to the Administrative Borrower and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to the Administrative Borrower and the Administrative Agent.
     “Event of Default” means each of the Events of Default specified in Section 9.1 hereof.
     “Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent, all as conclusively determined by the Administrative Agent, such sum to be rounded upward, if necessary, in the discretion of the Administrative Agent, to the nearest whole multiple of 1/100th of 1%.
     “Fee Letter” means the fee letter by and between American Infrastructure MLP Funds and Comerica Bank dated as of August 21, 2009, and executed by American Infrastructure MLP Funds on August 24, 2009, relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.
     “Fees” means the Revolving Credit Facility Fee, the Term Loan Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by the Borrowers to the Lenders, the Issuing Lender or the Administrative Agent hereunder or under the Fee Letter.
     “FERC” means the Federal Energy Regulatory Commission or any of its successors.
     “Final Maturity Date” means the last to occur of (i) the Revolving Credit Maturity Date or (ii) the Term Loan Maturity Date.
     “Fiscal Year” means the twelve-month period ending on each December 31.
     “Foreign Subsidiary” means any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” means any or all of them.
     “Funded Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided, however, that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes liabilities of the types described in clauses (a) through (d) above; provided, however, that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

     “GAAP” means, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect from time to time, except as expressly provided in Section 13.1 hereof.
     “Governmental Authority” means the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Collateral is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over the Administrative Agent, the Lenders, any Credit Party, any of the Indebtedness or any Collateral.
     “Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.
     “Guarantee Obligation” means as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.
     “Guarantor(s)” means the Parent, the Parent General Partner and each Domestic Subsidiary of each Borrower which has executed and delivered to the Administrative Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).
     “Guaranty” means, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1 hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof or otherwise, in each case substantially in the form attached hereto as Exhibit H, as amended, restated or otherwise modified from time to time.
     “Hazardous Material” means any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.
     “Hazardous Material Law(s)” means all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other Governmental Authority or quasi-Governmental Authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.
     “Hedging Agreement” means any agreement relating to a Hedging Transaction entered into between any Borrower and any Lender or an Affiliate of a Lender.
     “Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction and floor transaction, and a swap transaction, collar transaction, cap transaction or other derivative transaction which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons (including any option with respect to any of these transactions and any combination of any of the foregoing).
     “Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.
     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid and gaseous hydrocarbons.
     “Impaired Lender” means a Defaulting Lender and any other Lender (a) which the Administrative Agent, the Issuing Lender or Swing Line Lender believes, in good faith, has defaulted (and continues to be in default) in fulfilling its obligations under any other syndicated credit facilities or as a participant in any other credit facility and such Lender is not in good faith disputing that such a failure has occurred, or (b) which, if carrying an investment grade rating of at least BBB- from S&P or Baa3 from Moody’s at the time it became a party to this Agreement, no longer carries a rating of at least BBB- from S&P or Baa3 from Moody’s, provided, however, in all cases that an Impaired Lender shall no longer be deemed an Impaired Lender when (i) the Impaired Lender shall have cured the conditions which shall have caused it to be an Impaired

Lender hereunder and (ii) the Administrative Agent has agreed that such Lender shall no longer be deemed an Impaired Lender hereunder.
     “Income Taxes” means for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of the Administrative Borrower and its Subsidiaries (including, without limitation, corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).
     “Increased Costs” has the meaning ascribed to such term in Section 11.6(a) hereof.
     “Indebtedness” means all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Administrative Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Administrative Agent, and which shall be deemed to include protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to the Administrative Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however, that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.
     “Initial Reinvestment Period” means a ninety (90) day period beginning on the date of the applicable Reinvestment Certificate during which Reinvestment must be commenced under Section 4.8(a) of this Agreement.
     “Intercompany Note” means any promissory note issued or to be issued by a Borrower or any of its Subsidiaries to evidence an intercompany loan in form and substance satisfactory to the Administrative Agent.
     “Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.

     “Interest Period” means (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or 4.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Administrative Borrower, the Administrative Agent and the Swing Line Lender); provided, however, that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.
     “Internal Revenue Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.
     “Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act, Chapter 104, 24 Stat. 379 (codified as amended in scattered sections of 49 U.S.C.)
     “Interstate Pipelines” has the meaning ascribed to such term in Section 6.27(a) hereof.
     “Intrastate Pipelines” has the meaning ascribed to such term in Section 6.27(b) hereof.
     “Inventory” means any inventory as defined under the UCC.
     “Investment” means, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.
     “Issuing Lender” means Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Administrative Borrower and the Revolving Credit Lenders.
     “Issuing Office” means such office as Issuing Lender shall designate as its Issuing Office.
     “Joinder” means a joinder agreement substantially in the form of Exhibit M hereto, as amended, restated or otherwise modified from time to time.
     “L/C Indemnified Amounts” has the meaning ascribed to such term in Section 3.9 hereof.
     “L/C Indemnified Person” has the meaning ascribed to such term in Section 3.9 hereof.

     “Lender Products” means any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.
     “Lenders” has the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Term Loan Lenders, the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.8 hereof.
     “Letter of Credit Agreement” means, collectively, the letter of credit application and related documentation executed and/or delivered by the Administrative Borrower in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.
     “Letter of Credit Documents” has the meaning ascribed to such term in Section 3.7(a) hereof.
     “Letter of Credit Fees” means the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.
     “Letter of Credit Maximum Amount” means Ten Million Dollars ($10,000,000).
     “Letter of Credit Obligations” means at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.
     “Letter of Credit Payment” means any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.
     “Letter(s) of Credit” means any standby letters of credit issued by Issuing Lender at the request of or for the account of one or more of the Borrowers pursuant to Article 3 hereof.
     “LIBOR Rate” means,
     (a) with respect the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Administrative Agent and the Administrative Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average

(rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and
     (b) with respect to the principal amount of any Base Rate Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by the Administrative Agent and the Administrative Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank Eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.
     “Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.
     “Loan Documents” means, collectively, this Agreement, the Notes (if issued), the Letters of Credit, the Guaranty, the Collateral Documents and each Hedging Agreement, as such documents may be amended, restated or otherwise modified from time to time.
     “Majority Lenders” means at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, Lenders holding more than 50.0% of the sum of (i) the Revolving Credit Aggregate Commitment plus (ii) the aggregate principal amount of Indebtedness then outstanding under the Term Loan and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit and the Term Loan; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that, so long as there are fewer than three

Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders (excluding any Defaulting Lender).
     “Majority Revolving Credit Lenders” means at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, the Revolving Credit Lenders holding more than 50.0% of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Revolving Credit Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit; provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that, so long as there are fewer than three Revolving Credit Lenders, considering any Revolving Credit Lender and its Affiliates as a single Revolving Credit Lender, “Majority Revolving Credit Lenders” shall mean all Revolving Credit Lenders.
     “Majority Term Loan Lenders” means at any time with respect to the Term Loan, the Term Loan Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Term Loan; provided that, so long as there are fewer than three Term Loan Lenders, considering any Term Loan Lender and its Affiliates as a single Term Loan Lender, “Majority Term Loan Lenders” shall mean all the Term Loan Lenders.
     “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies or interests as creditors and/or secured parties of the Administrative Agent or the Lenders hereunder or thereunder.
     “Material Contract” means (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $500,000, (ii) each material gas transportation agreement, interconnect and facilities agreement, gas storage agreement, gas processing agreement and gas marketing agreement and (iii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.
     “Material Subsidiary” means (a) any Person acquired in the Acquisition, (b) any Domestic Subsidiary of any Borrower that owns assets the value of which comprises ten percent (10%) or more of the total book value of all assets of the Borrowers and their Subsidiaries (on a Consolidated basis) or having gross revenues for the immediately preceding Fiscal Year that comprises ten percent (10%) or more of the gross revenues of the Borrowers and their Subsidiaries (on a Consolidated basis) and (c) any other Domestic Subsidiary of any Borrower that any Borrower from time to time designates as a “Material Subsidiary” by written notice to the Administrative Agent.
     “Mortgages” means the mortgages, deeds of trust and any other similar documents related thereto or required thereby covering the Pipeline Systems and other Real Property and executed and delivered by any Borrower or any of its Subsidiaries on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered after the Effective Date by the any Borrower or any of its Subsidiaries pursuant to Section 7.13 hereof or otherwise, and “Mortgage” means any such document, as such documents may be amended, restated or otherwise modified from time to time.
     “Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means the aggregate cash payments received by any Credit Party from any Asset Sale or the issuance of Equity Interests, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting, advisory and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party in respect of any sale or issuance.
     “Notes” means the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes.
     “Off Balance Sheet Liability(ies)” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.
     “Order” has the meaning ascribed to such term in Section 7.4(e) hereof.
     “Parent” means American Midstream Partners, LP, a Delaware limited partnership.
     “Parent General Partner” means American Midstream GP, LLC, a Delaware limited liability company.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.
     “Percentage” means, as applicable, the Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.

     “Permitted Acquisition” means any acquisition by any Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:
     (a) Such acquisition is of a business or Person engaged in a line of business which is the same as, compatible with, or complementary to, the business of such Borrower or such Guarantor;
     (b) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of such Borrower or of a Guarantor and such Borrower or Guarantor shall cause such acquired Person to comply with Section 7.13 hereof or (Y) provided that each Borrower and its Subsidiaries continue to comply with Section 7.4(a) hereof, be merged with and into such Borrower or such Guarantor (and, in the case of a Borrower, with such Borrower being the surviving entity);
     (c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by a Borrower or a Guarantor (subject to compliance with Section 7.4(a) hereof);
     (d) The Administrative Borrower shall have delivered to the Administrative Agent not less than ten (10) (or such shorter period of time agreed to by the Administrative Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Administrative Agent;
     (e) Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information, no Default or Event of Default shall have occurred and be continuing;
     (f) The Administrative Agent shall have received satisfactory evidence showing that the business or Person being acquired does not have negative EBITDA, calculated on a trailing twelve-month basis.
     (g) The Administrative Agent shall have received satisfactory evidence showing that on and immediately after the date such acquisition is consummated (and taking into account any Advances or Letters of Credit to be made or issued, as the case may be, in connection with the proposed acquisition), (i) the Unused Revolving Credit Availability shall be at least Seven Million Five Hundred Thousand Dollars ($7,500,000) and (ii) the Total Debt to Consolidated EBITDA Ratio is not more than 3.00:1.00;

     (h) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;
     (i) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the Borrower or Guarantor that is making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to the Administrative Agent shall have been delivered, or caused to have been delivered, by the Administrative Borrower to the Administrative Agent;
     (j) There shall be no actions, suits or proceedings pending or, to the knowledge of any Borrower or any of its Subsidiaries threatened in writing against the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Borrower or any of its Subsidiaries threatened in writing against any Borrower or any of its Subsidiaries that is making the acquisition which would materially adversely affect the ability of any Borrower or any of its Subsidiaries to enter into or perform its obligations in connection with the proposed acquisition; and
     (k) The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, (X) is less than Five Million Dollars ($5,000,000), (Y) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the same Fiscal Year as the applicable acquisition (not including acquisitions specifically consented to which fall outside of the terms of this definition), does not exceed Ten Million Dollars ($10,000,000) and (Z) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the term of this agreement (not including acquisitions specifically consented to which fall outside the terms of this definition), does not exceed Twenty Million Dollars ($20,000,000).

     “Permitted Investments” means with respect to any Person:
     (a) Governmental Obligations;
     (b) Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;
     (c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Borrower or any of its Subsidiaries in the ordinary course of business;
     (d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;
     (e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and
     (f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.
     “Permitted Liens” means with respect to any Person:
     (a) Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;
     (c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (i) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;
     (d) any attachment or judgment lien that does not constitute an Event of Default under Section 9.1(g) hereof or that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;
     (e) terms, conditions, exceptions, limitations, easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, minor right-of-way gaps and minor title deficiencies on or with respect to any Pipeline System or other Real Property, in each case, whether now or hereafter in existence, that would not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, and for the purposes of this Agreement, any minor title deficiency shall include, but not be limited to, terms, conditions, exceptions, limitations, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the properties of any Loan Party that are customarily granted or permitted to exist in the midstream pipeline industry or oil and gas industry; provided, however, that such deficiencies do not have, individually or in the aggregate, a Material Adverse Effect;
     (f) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

     (g) rights reserved to or vested by law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of any Borrower or any of its Subsidiaries or the use thereof or the rights and interest of any Borrower or any of its Subsidiaries therein, in any manner under any and all laws;
     (h) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;
     (i) Liens evidenced by UCC financing statements regarding leases permitted hereunder; and
     (j) continuations of Liens that are permitted under subsections (a)-(i) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Borrower or any of its Subsidiaries or secure any additional obligations of any Borrower or any of its Subsidiaries.
Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Borrower or any of its Subsidiaries granted to any Person other than to the Administrative Agent for the benefit of the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.
     “Permitted Sale/Leaseback Transactions” means the sale of personal property by a Person with the intent to lease such personal property as lessee provided that the value of all personal property sold does not exceed $2,500,000 in the aggregate.
     “Person” means a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.
     “Pipeline Assets” means, collectively, all gathering systems, tubes and pipelines used for the transportation of Hydrocarbons wherever located whether now owned or hereafter acquired by any Borrower or any of its Subsidiaries, together with all equipment, contracts, fixtures, improvements, records and other property appertaining thereto.
     “Pipeline Systems” means, collectively, all of the Pipeline Assets and Real Property and Easements related thereto.
     “Pledge Agreement(s)” means any pledge agreement executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 7.13 hereof or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to the Administrative Agent amended, restated or otherwise modified from time to time.

     “Prime-based Rate” means, for any day, that rate of interest which is equal to the greater of (i) the Prime Rate, and (ii) an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%).
     “Prime Rate” means the per annum rate of interest announced by the Administrative Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Administrative Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.
     “Pro Forma Balance Sheet” means the pro forma consolidated balance sheet of the Administrative Borrower which has been certified by a Responsible Officer of the Administrative Borrower that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.
     “Pro Forma Projected Financial Information” means, as to any proposed acquisition, a statement executed by the Administrative Borrower (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Administrative Borrower and its Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.9 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Administrative Agent shall reasonably request.
     “Purchases” has the meaning ascribed to such term in Section 8.5 hereof.
     “Purchase and Sale Agreement” means that certain Membership Interests Purchase and Sale Agreement between Enbridge Midcoast Energy, L.P., as Seller, and the Administrative Borrower, as Buyer, dated effective as of October 2, 2009.
     “Purchasing Lender” has the meaning set forth in Section 13.12.
     “Quoted Rate” means the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by the Administrative Borrower.
     “Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.
     “Rating Agency” means Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Administrative Agent.

     “Real Property” means, collectively, all right, title and interest, including any leasehold, mineral or other estate, in and to any and all parcels of or interests in real property owned, leased or operated any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances related thereto, all improvements, including, without limitation, compression stations and processing plants, and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof. Unless context requires otherwise, the term “Real Property” shall refer to the Real Property of each Borrower and its Subsidiaries.
     “Refunded Swing Line Advances” has the meaning ascribed to such term in Section 2.5(e)(i) hereof.
     “Register” is defined in Section 13.8(g) hereof.
     “Reimbursement Obligation(s)” means the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).
     “Reinvest” or “Reinvestment” means, with respect to any Net Cash Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal property (excluding Inventory), Pipeline Systems or other Real Property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person or (iii) pay for expenses related to such reinvestment.
     “Reinvestment Certificate” is defined in Section 4.8(a) hereof.
     “Reinvestment Period” means a 270-day period beginning on the date of the applicable Reinvestment Certificate during which Reinvestment must be completed under Section 4.8(a) of this Agreement.
     “Request for Advance” means a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.
     “Request for Revolving Credit Advance” means a request for a Revolving Credit Advance issued by the Administrative Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A.
     “Request for Swing Line Advance” means a request for a Swing Line Advance issued by the Administrative Borrower under Section 2.5(b) of this Agreement in the form attached hereto as Exhibit D.
     “Requirement of Law” means as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president, vice president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer, vice president or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.
     “Revolving Credit” means the revolving credit loans to be advanced to the Borrowers by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.
     “Revolving Credit Advance” means a borrowing requested by the Administrative Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c) hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.
     “Revolving Credit Aggregate Commitment” means Thirty-Five Million Dollars ($35,000,000), subject to reduction or termination under Sections 2.10, 2.11 or 9.2 hereof.
     “Revolving Credit Commitment Amount” means with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Revolving Credit Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).
     “Revolving Credit Facility Fee” means the fee payable to the Administrative Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9 hereof.
     “Revolving Credit Lenders” means the financial institutions from time to time parties hereto as lenders of the Revolving Credit.
     “Revolving Credit Maturity Date” means the earlier to occur of (i) the date that is three (3) years from the Effective Date, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.
     “Revolving Credit Notes” means the revolving credit notes described in Section 2.2 hereof, made by the Borrowers to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.
     “Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled

“Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.
     “Security Agreement” means, collectively, the security agreement(s) executed and delivered by the Borrowers and the Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, substantially in the form of the Security Agreement attached hereto as Exhibit F, as amended, restated or otherwise modified from time to time.
     “Seller” means Enbridge Midcoast Energy, L.P., which is the seller under the Acquisition Documents.
     “State Pipeline Regulatory Agencies” means, collectively, the Alabama Public Service Commission, the Office of Conservation of the State of Louisiana, the Mississippi Public Service Commission, the Tennessee Regulatory Authority and the Texas Railroad Commission, and “State Pipeline Regulatory Agency” means any one of the foregoing.
     “Subsidiary(ies)” means any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Administrative Borrower.
     “Successor Agent” has the meaning ascribed to such term in Section 12.4 hereof.
     “Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Administrative Agent or any other cash management arrangement which the Administrative Borrower and the Administrative Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.
     “Swing Line” means the revolving credit loans to be advanced to the Borrowers by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.
     “Swing Line Advance” means a borrowing requested by the Administrative Borrower and made by Swing Line Lender pursuant to Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate-Advances and Base Rate Advances.
     “Swing Line Lender” means Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.
     “Swing Line Maximum Amount” means Five Million Dollars ($5,000,000).

     “Swing Line Note” means the swing line note which may be issued by the Borrowers to Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.
     “Swing Line Participation Certificate” means the Swing Line Participation Certificate delivered by the Administrative Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit L.
     “Term Loan” means the term loan to be made to the Borrowers by the Term Loan Lenders pursuant to Section 4.1 hereof, in the aggregate principal amount of Fifty Million Dollars ($50,000,000).
     “Term Loan Advance” means a borrowing requested by the Administrative Borrower and made by the Term Loan Lenders pursuant to Section 4.1 hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.
     “Term Loan Amount” means with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.
     “Term Loan Facility Fee” means the fee payable to the Administrative Agent for distribution to the Term Loan Lenders in accordance with Section 4.10 hereof.
     “Term Loan Maturity Date” means the date that is three (3) years from the Effective Date.
     “Term Loan Notes” means the term notes described in Section 4.2(e) hereof, made by the Borrowers to each of the Term Loan Lenders in the form attached hereto as Exhibit J attached hereto, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.
     “Term Loan Percentage” means with respect to any Term Loan Lender, the percentage specified opposite such Term Loan Lender’s name in the column entitled “Term Loan Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.
     “Term Loan Rate Request” mean a request for the refunding or conversion of any Advance of a Term Loan submitted by the Administrative Borrower under Section 4.4 of this Agreement in the form of Exhibit K attached hereto.
     “Test Period” means, at any time, the four consecutive fiscal quarters of the Administrative Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement; provided, however, all financial covenant calculations with respect to the Test Periods ending December 31, 2009, March 31, 2010, June 30, 2010, and September 30, 2010, shall be made by multiplying each figure used in the applicable calculation times a fraction, the numerator of which is 360 and the denominator of which is the number of days elapsed from the date of this Agreement through the end of the applicable fiscal quarter.

     “Total Debt to Consolidated EBITDA Ratio” means, for any Test Period, the ratio of (a) total Debt of the Administrative Borrower and its Subsidiaries for such Test Period to (b) Consolidated EBITDA of the Administrative Borrower and its Subsidiaries for such Test Period.
     “Ultimate Parent” means AIM Midstream Holdings, LLC, a Delaware limited liability company.
     “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York or any state the laws of which are required to be applied to perfect the security interests in the Collateral.
     “Unused Revolving Credit Availability” means, on any date of determination, the amount equal to the Revolving Credit Aggregate Commitment minus (x) the aggregate outstanding principal amount of all Advances (including Swing Line Advances) and (y) the Letter of Credit Obligations.
     “USA Patriot Act” is defined in Section 6.7.
     “Weighted Percentage” means with respect to any Lender, its percentage share as set forth in Schedule 1.2, as such Schedule may be revised by the Administrative Agent from time to time, which percentage shall be calculated as follows:
     (a) as to such Lender, so long as the Revolving Credit Aggregate Commitment has not been terminated, its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of (x) the Revolving Credit Aggregate Commitment plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan; and
     (b) as to such Lender, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), its weighted percentage calculated by dividing (i) the sum of (x) its applicable Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of the aggregate principal amount outstanding under (x) the Revolving Credit (including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances), and (y) the Term Loan.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
2. REVOLVING CREDIT.
     2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate

Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.
     2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.
     (a) The Borrowers, jointly and severally, hereby unconditionally promise to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to the Borrowers on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.
     (b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.
     (d) The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Administrative Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Borrowers by the Revolving Credit Lenders in accordance with the terms of this Agreement.
     (e) The Borrowers agree that, upon written request to the Administrative Agent by any Revolving Credit Lender, the Borrowers will execute and deliver, to such Revolving Credit Lender, at the Borrowers’ own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.

     2.3 Requests for and Refundings and Conversions of Advances. The Administrative Borrower may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to the Administrative Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Administrative Borrower, subject to the following:
     (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:
     (i) the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;
     (ii) whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and
     (iii) whether such Revolving Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto.
     (b) each such Request for Revolving Credit Advance shall be delivered to the Administrative Agent by 12:00 p.m. (Detroit, Michigan time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit, Michigan time) on the proposed date for such Revolving Credit Advance;
     (c) on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by the Administrative Agent under Section 3.6(c) hereof in respect of the Borrowers’ Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the Revolving Credit Aggregate Commitment;
     (d) in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,000,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,000,000;
     (e) in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least $1,000,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,000,000 and at any one time there shall not be in effect more than five (5) different Eurodollar-Interest Periods;
     (f) a Request for Revolving Credit Advance, once delivered to the Administrative Agent, shall not be revocable by the Borrowers and shall constitute a certification by the Borrowers as of the date thereof that:
     (i) all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);
     (ii) there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and
     (iii) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;
The Administrative Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the Administrative Borrower to make such requests and, in the event the Administrative Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the Administrative Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. The Borrowers hereby authorize the Administrative Agent to disburse Advances to the Administrative Borrower under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the Borrowers acknowledge that the Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Administrative Borrower shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.
     2.4 Disbursement of Advances.
     (a) Upon receiving any Request for Revolving Credit Advance from the Administrative Borrower under Section 2.3 hereof, the Administrative Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to the Administrative Agent, as follows:
     (i) for Base Rate Advances, at the office of the Administrative Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit, Michigan time) on the date of such Advance; and
     (ii) for Eurodollar-based Advances, at the Administrative Agent’s Correspondent for the account of the Eurodollar Lending Office of the Administrative Agent, not later than 12:00 p.m. (the time of the Administrative Agent’s Correspondent) on the date of such Advance.
     (b) Subject to submission of an executed Request for Revolving Credit Advance by the Administrative Borrower without exceptions noted in the compliance certification therein, the Administrative Agent shall make available to the Borrowers the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:
     (i) for Base Rate Advances, not later than 4:00 p.m. (Detroit, Michigan time) on the date of such Revolving Credit Advance, by credit to an account of the Administrative Borrower maintained with the Administrative Agent or to such other account or third party as the Administrative Borrower may reasonably direct in writing, provided such direction is timely given; and
     (ii) for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Administrative Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of the Administrative Borrower maintained with the Administrative Agent’s Correspondent or to such other account or third-party as the Administrative Borrower may direct, provided such direction is timely given.
     (c) The Administrative Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless the Administrative Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to the Administrative Agent such Revolving Credit Lender’s Revolving Credit Percentage of such Advance, the Administrative Agent may assume that such Revolving Credit Lender has made such amount available to the Administrative Agent on such date, as aforesaid. The Administrative Agent may, but shall not be obligated to, make available to the Borrowers the amount of such payment in reliance on such assumption. If such amount is not in fact made available to the Administrative Agent by such Revolving Credit Lender, as aforesaid, the Administrative Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor and the

Administrative Agent has in fact made a corresponding amount available to the Borrowers, the Administrative Agent shall promptly notify the Administrative Borrower and the Borrowers shall pay such amount to the Administrative Agent, if such notice is delivered to the Administrative Borrower prior to 1:00 p.m. (Detroit, Michigan time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the Borrowers shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing the Administrative Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrowers shall retain their claim against such Revolving Credit Lender with respect to the amounts repaid by it to the Administrative Agent and, if such Revolving Credit Lender subsequently makes such amounts available to the Administrative Agent, the Administrative Agent shall promptly make such amounts available to the Borrowers as a Revolving Credit Advance. The Administrative Agent shall also be entitled to recover from such Revolving Credit Lender or the Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to the Borrowers, to the date such amount is recovered by the Administrative Agent, at a rate per annum equal to:
     (i) in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and
     (ii) in the case of the Borrowers, the rate of interest then applicable to such Advance of the Revolving Credit.
Until such Revolving Credit Lender has paid the Administrative Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to the Borrowers or any of their Subsidiaries, the Administrative Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.
     2.5 Swing Line.
     (a) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

     (b) Accrual of Interest and Maturity; Evidence of Indebtedness.
     (i) Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.
     (ii) The Borrowers agree that, upon the written request of Swing Line Lender, the Borrowers will execute and deliver to Swing Line Lender a Swing Line Note.
     (iii) The Borrowers, jointly, severally and unconditionally promise to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.
     (c) Requests for Swing Line Advances. The Administrative Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the Administrative Borrower, subject to the following:
     (i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Base Rate Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;
     (ii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by the Administrative Borrower as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

     (iii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Administrative Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) hereof in respect of the Borrowers’ Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the Revolving Credit Aggregate Commitment;
     (iv) (A) in the case of a Swing Line Advance that is a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and at any time there shall not be in effect more than two (2) Interest Rates and Interest Periods;
     (v) each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 11:00 a.m. (Detroit, Michigan time) on the proposed date of the Swing Line Advance;
     (vi) each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by the Borrowers, and shall constitute and include a certification by the Borrowers as of the date thereof that:
     (A) all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);
     (B) there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and
     (C) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

     (vii) At the option of the Administrative Agent, subject to revocation by the Administrative Agent at any time and from time to time and so long as the Administrative Agent is the Swing Line Lender, the Borrowers, at their option, may utilize the Administrative Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, the Borrowers shall be deemed to have certified to the Administrative Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(c). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. The Administrative Agent may suspend or revoke the Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrowers for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. The Administrative Agent may, at its option, also elect to make Swing Line Advances upon the Administrative Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrowers comply with the provisions set forth in this Section 2.5.
     (d) Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Administrative Borrower and the satisfaction of the conditions set forth in Section 2.5(c) hereof, Swing Line Lender shall make available to the Borrowers the amount so requested in Dollars not later than 4:00 p.m. (Detroit, Michigan time) on the date of such Advance, by credit to an account of the Administrative Borrower maintained with the Administrative Agent or to such other account or third party as the Administrative Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify the Administrative Agent of any Swing Line Advance by telephone, telex or telecopier.
     (e) Refunding of or Participation Interest in Swing Line Advances.
     (i) The Administrative Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrowers (which hereby irrevocably direct the Administrative Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to the Borrowers, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided, however, that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against the Borrowers or the Revolving Credit Lenders as a consequence of such refunding. The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against the Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Administrative Agent for the benefit of the Swing Line Lender at the office of the Administrative Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. (Detroit, Michigan time) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1 hereof.
     (ii) If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Administrative Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Administrative Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.
     (iii) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by any Borrower or any other Person; (E) any inability of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Administrative Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the Administrative Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Administrative Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.
     (iv) Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Administrative Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however, that the obligation of the Revolving Credit Lenders to make refund such Swing Line Advance or purchase a participation in such Swing Line Advance) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.
     2.6 Interest Payments; Default Interest.
     (a) Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds commencing on February 1, 2010, and on the first day of each February, May, August and November thereafter (in respect of the preceding three months or any portion thereof). Whenever any payment under this

Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.
     (b) Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.
     (c) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.
     (d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof and any Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.
     (e) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by the Administrative Agent of notice from the Majority Revolving Credit Lenders, interest shall accrue and be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus two percent (2%).
     2.7 Optional Prepayments.
     (a) (i) The Borrowers may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least One Million Dollars ($1,000,000), and (ii) subject to Section 2.10(c) hereof, the Borrowers may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving

Credit at any time (subject to not less than five (5) Business Day’s notice to the Administrative Agent), provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least One Million and Dollars ($1,000,000).
     (b) (i) The Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Base Rate at any time, provided that, after giving effect to any partial prepayment, the aggregate balance of such Base Rate Advances remaining outstanding shall be at least Five Hundred Thousand Dollars ($500,000) and (ii) subject to Section 2.10(c) hereof, the Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Lender), provided that, after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate Swing Line Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000).
     (c) Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.
     2.8 Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit or any outstanding Quoted Rate Advance of the Swing Line, the Administrative Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Base Rate Advance and the Administrative Agent shall thereafter promptly notify the Administrative Borrower of said action. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.
     2.9 Revolving Credit Facility Fee. From the Closing Date to the Revolving Credit Maturity Date, the Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee in arrears from the Closing Date through the earlier of December 10, 2009, and the Effective Date, in advance commencing on the Effective Date for the period from the Effective Date through February 1, 2010, and in advance on the first day of each February, May, August and November thereafter (in respect of the following three months or any portion thereof). The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty

(360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the Administrative Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.
     2.10 Mandatory Repayment of Revolving Credit Advances.
     (a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the Revolving Credit Aggregate Commitment, the Borrowers shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Administrative Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 110% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 9.2 hereof. The Borrowers acknowledge that, in connection with any repayment required hereunder, they are also responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.
     (b) Upon the payment in full of the Term Loan, any prepayments required to be made on the Term Loan pursuant to Sections 4.8(a) and (b) of this Agreement shall instead be applied to prepay any amounts outstanding under the Revolving Credit, resulting in a permanent reduction in the Revolving Credit Aggregate Commitment. Immediately upon receipt by any Credit Party of Net Cash Proceeds from the issuance of any Equity Interests of such Person (other than (i) Equity Interests under any stock option or employee incentive plans listed on Schedule 7.13 hereto (or any successor plans) and (ii) Equity Interests issued for the purpose of curing an Event of Default hereunder, as determined by the Administrative Agent in its reasonable discretion, which Net Cash Proceeds shall be prepaid in accordance with Section 4.8(b) hereof and the first sentence of this Section 2.10(b)) after the Effective Date, the Borrowers shall prepay any amounts outstanding under the Revolving Credit by an amount equal to fifty percent (50%) of such Net Cash Proceeds except to the extent such Equity Interests are issued as consideration in any Permitted Acquisition, in which case no prepayment shall be required. Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, next to Eurodollar-based Advances under the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by the Issuing Lender or the Administrative Agent as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to the Borrowers.
     (c) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Administrative Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to the Administrative Agent and upon such deposit the obligation of the Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, the Administrative Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and the Borrowers will be obligated to pay any resulting breakage costs under Section 11.1.
     2.11 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Administrative Borrower may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless the Administrative Borrower so elects, provided that the Swing Line

Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however, that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, the Borrowers shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such prepayment in a collateral account as provided in Section 2.10(c). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by the Administrative Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to the Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by the Administrative Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Revolving Credit Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.
     2.12 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance the Acquisition and working capital and other lawful corporate purposes.
3. LETTERS OF CREDIT.
     3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender may through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of the Administrative Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of the Borrowers, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) one year after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof; provided, however, to the extent the Borrowers cash collateralize any Letter of Credit at least one hundred eighty (180) days prior to the Revolving Credit Maturity Date in cases where such Letter of Credit could be automatically renewed beyond such Revolving Credit Maturity Date, such letter of Credit may contain a customary “evergreen” provision relating to the renewal thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the

State of New York. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.
     3.2 Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of the Borrowers unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:
     (a) (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by the Administrative Agent under Section 3.6(c) hereof in respect of the Borrowers’ Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the Revolving Credit Aggregate Commitment;
     (b) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;
     (c) there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;
     (d) the Administrative Borrower shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;
     (e) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive having the force of law shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;
     (f) there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, New York or the respective jurisdictions in which the Revolving Credit Lenders, any Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (f), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;
     (g) if any Revolving Credit Lender is an Impaired Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by all such Impaired Lenders, including, without limitation, the creation of a cash collateral account or delivery of other security by the Borrowers to assure payment of such Impaired Lender’s Revolving Credit Percentage of all outstanding Letter of Credit Obligations; and
     (h) Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.
Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by the Borrowers of the matters set forth in Section 5.2 hereof. The Administrative Agent shall be entitled to rely on such certification without any duty of inquiry.
     3.3 Notice. The Issuing Lender shall deliver to the Administrative Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, the Administrative Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Revolving Credit Percentage thereof.
     3.4 Letter of Credit Fees; Increased Costs.
     (a) The Borrowers shall pay letter of credit fees as follows:
     (i) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement) shall be paid to the Administrative Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.
     (ii) A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Administrative Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.
     (b) All payments by the Borrowers to the Administrative Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Administrative Agent as may be designated from time to time by written notice to the Administrative Borrower by the Administrative Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable semi-annually in advance and (iii) in the case of fees due under clause (a)(ii) above, shall be annually in advance. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.
     (c) If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, the Borrowers shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense incurred by the Issuing Lender or such Revolving Credit Lender (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Base Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.
     3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrowers jointly and severally agree to pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.
     3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.
     (a) Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.
     (b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Borrowers agree to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Administrative Agent relative thereto not later than 1:00 p.m. (Detroit, Michigan time), in Dollars, on (i) the Business Day that the Administrative Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit, Michigan time) or (ii) the Business Day immediately following the day that the Administrative Borrower received such notice, if such notice is received after 11:00 a.m. (Detroit, Michigan time).
     (c) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrowers do not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrowers shall be deemed to have immediately requested that the Revolving Credit Lenders make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Administrative Agent relative thereto. The Administrative Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Administrative Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.
     (d) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrowers do not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from the Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then the Administrative Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Administrative Agent for the account of the Issuing Lender its pro rata share (based on its

Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Administrative Agent relative thereto (but no such payment shall diminish the obligations of the Borrowers hereunder). Upon receipt thereof, the Administrative Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Administrative Agent by 11:00 am (Detroit, Michigan time) on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Administrative Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Administrative Agent.
     (e) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of the Borrowers to the Administrative Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the then applicable Revolving Credit Aggregate Commitment).
     (f) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to the Administrative Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless the Borrowers shall have satisfied its reimbursement obligations by payment to the Administrative Agent (for the benefit of the Issuing Lender) as required under this Section 3.6. The Issuing Lender shall further use reasonable efforts to provide notice to the Administrative Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrowers under this Section 3.6.
     (g) Notwithstanding the foregoing however, no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Administrative Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5)

Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however, that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable.
     (h) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.
     (i) In the event that any Revolving Credit Lender becomes an Impaired Lender, the Issuing Lender may, at its option, require that the Borrowers enter into arrangements satisfactory to Issuing Lender to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by such Impaired Lender, including creation of a cash collateral account or delivery of other security to assure payment of such Impaired Lender’s Revolving Credit Percentage of all outstanding Letter of Credit Obligations.
     3.7 Obligations Irrevocable. The obligations of the Borrowers to make payments to the Administrative Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:
     (a) Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);
     (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;
     (c) The existence of any claim, setoff, defense or other right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;
     (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (e) Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such

Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;
     (f) Any failure, omission, delay or lack on the part of the Administrative Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Administrative Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Administrative Agent, Issuing Lender, any Revolving Credit Lender or any such party; or
     (g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of any Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.
No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which any Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to such Borrower against the Administrative Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent any Borrower, after satisfaction in full of the absolute and unconditional obligations of the Borrowers hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against the Administrative Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.
     3.8 Risk Under Letters of Credit.
     (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.
     (b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from any Borrower, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

     (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrowers or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of any Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrowers’ creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.
     (d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, the Administrative Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Revolving Credit Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to the Administrative Agent, for redistribution in accordance with this Agreement.
     3.9 Indemnification. The Borrowers hereby, jointly and severally, indemnify and agree to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Administrative Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Administrative Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the L/C Indemnified Persons shall be liable or responsible for:
     (a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;
     (b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;
     (c) payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;
     (d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or
     (e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.
It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.
With respect to subparagraphs (a) through (e) hereof, (i) the Borrowers shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Administrative Agent and the Issuing Lender shall be liable to the Borrowers to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by any Borrower which were caused by the gross negligence or willful misconduct of any L/C Indemnified Person or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.
     3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable costs and expenses of the Issuing Lender to be reimbursed by the Borrowers pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrowers or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Borrowers, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.
4. TERM LOAN.
     4.1 Term Loan. Subject to the terms and conditions hereof, each Term Loan Lender, severally and for itself alone, agrees to lend to the Borrowers, in a single disbursement in Dollars on the Effective Date an amount equal to such Lender’s Term Loan Percentage of the Term Loan.

     4.2 Accrual of Interest and Maturity; Evidence of Indebtedness.
     (a) (i) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Term Loan Lender such Lender’s Term Loan Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.
     (b) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Term Loan Lender resulting from each Advance of the Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Term Loan Lender hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Advances of the Term Loan and each Term Loan Lender’s share thereof.
     (d) The entries made in the Register pursuant to paragraph (c) of this Section 4.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Term Loan Lender or the Administrative Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Advances of the Term Loan (and all other amounts owing with respect thereto) made to the Borrowers by the Term Loan Lenders in accordance with the terms of this Agreement.
     (e) The Borrowers agree that, upon written request to the Administrative Agent by any Term Loan Lender, the Borrowers will execute and deliver to such Term Loan Lender, at the Borrowers’ expense, a Term Loan Note evidencing the outstanding Advances under the Term Loan owing to such Term Loan Lender.
     4.3 Repayment of Principal.

     (a) The Borrowers shall repay the Term Loan as set forth below, each such quarterly principal installment to be paid on the first day of each February, May, August and November, commencing on February 1, 2010, until the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full:

Payment (to be
made on each
Period	stated date)
February 1, 2010	$1,250,000
May 1, 2010	$1,250,000
August 1, 2010	$1,250,000
November 1, 2010	$1,250,000
February 1, 2011	$1,500,000
May 1, 2011	$1,500,000
August 1, 2011	$1,500,000
November 1, 2011	$1,500,000
February 1, 2012	$2,500,000
May 1, 2012	$2,500,000
August 1, 2012	$2,500,000
Term Loan Maturity Date	Any amounts of principal or interest then outstanding on the Term Loan
     (b) Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.
     4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan. The Administrative Borrower may refund all or any portion of any Advance of the Term Loan as a Term Loan Advance with a like Eurodollar-Interest Period or convert each such Advance of the Term Loan to an Advance with a different Eurodollar-Interest Period, but only after delivery to the Administrative Agent of a Term Loan Rate Request executed in connection with the Term Loan by an Authorized Signer and subject to the terms hereof and to the following:
     (a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to the Term Loan, including without limitation:
     (i) whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;
     (ii) in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

     (iii) whether such Term Loan Advance (or any portion thereof) is to be a Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.
     (b) each such Term Loan Rate Request shall be delivered to the Administrative Agent (i) by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. on the proposed date of the refunding or conversion of a Base Rate Advance;
     (c) the principal amount of such Advance of the Term Loan plus the amount of any other Advance of the Term Loan to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least One Million Dollars ($1,000,000), or the remaining principal balance outstanding under the Term Loan, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least One Million Dollars ($1,000,000) or the remaining principal balance outstanding under the Term Loan, whichever is less, or in each case a larger integral multiple of One Hundred Thousand Dollars ($100,000);
     (d) no Term Loan Advance shall have a Eurodollar-Interest Period ending after the Term Loan Maturity Date, and, notwithstanding any provision hereof to the contrary, the Administrative Borrower shall select Eurodollar-Interest Periods (or the Base Rate) for sufficient portions of the Term Loan such that the Borrowers may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;
     (e) at no time shall there be no more than five (5) Eurodollar-Interest Periods in effect for Advances of the Term Loan; and
     (f) a Term Loan Rate Request, once delivered to the Administrative Agent, shall not be revocable by the Borrowers.
     4.5 Base Rate Advance in Absence of Election or Upon Default. In the event the Administrative Borrower shall fail with respect to any Eurodollar-based Advance of the Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Administrative Agent shall thereafter promptly notify the Administrative Borrower thereof. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.
     4.6 Interest Payments; Default Interest.
     (a) Interest on the unpaid principal of all Base Rate Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on February 1, 2010, and on the first day of each February, May, August and November thereafter (in respect of the preceding three months or any portion thereof). Whenever any payment under this Section 4.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.
     (b) Interest on the unpaid principal of each Eurodollar-based Advance of the Term Loan having a related Eurodollar-Interest Period of three (3) months or less shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurodollar-based Advance of the Term Loan outstanding from time to time having a Eurodollar-Interest Period of six (6) months or longer, at intervals of three (3) months after the first day of the applicable Eurodollar-Interest Period, and shall also be payable on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.
     (c) Notwithstanding anything to the contrary in Section 4.6(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.4 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.
     (d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan Lenders interest shall be payable on demand on the principal amount of all Advances of the Term Loan from time to time outstanding, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, two percent (2%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus two percent (2%).
     4.7 Optional Prepayment of the Term Loan.
     (a) Subject to clause (b) hereof, the Borrowers (at their option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Base Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan bearing interest at the Eurodollar-based Rate upon one (1) Business Day’s notice to the Administrative Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty and any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be without premium or penalty, except to the extent set forth in Section 11.1.
     (b) Each partial prepayment of the Term Loan shall be applied to all installments of the Term Loan due thereunder in the inverse order of maturity to all such principal payments as follows: first to that portion of the Term Loan outstanding as a Base Rate Advance, second to that portion of the Term Loan outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurodollar-based Rate.
     (c) All prepayments of the Term Loan shall be made to the Administrative Agent for distribution ratably to the Term Loan Lenders in accordance with their respective Term Loan Percentages.
     4.8 Mandatory Prepayment of Term Loan.
     (a) Subject to clauses (c) and (d) hereof, immediately upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales, which are not Reinvested as described in the following sentence, the Borrowers shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds to the extent the Net Cash Proceeds from Asset Sales exceed $2,000,000 in the aggregate in the calendar year in which such prepayment is to be made or $5,000,000 in the aggregate during the term of this Agreement, provided, however, that the Borrowers shall not be obligated to prepay the Term Loan with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, the Administrative Borrower provides to the Administrative Agent a certificate executed by a Responsible Officer of the Administrative Borrower (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrowers shall promptly pay such proceeds to the Administrative Agent, to be applied to repay the Term Loan in accordance with clauses (c) and (d) hereof.
     (b) Subject to clauses (c) and (d) hereof, immediately upon receipt by any Credit Party of Net Cash Proceeds from the issuance of any Equity Interests of such Person (other than Equity Interests under any stock option or employee incentive plans listed on Schedule 7.13 hereto (or any successor plans) after the Effective Date, to the extent such Equity Interests are issued for the purpose of curing an Event of Default hereunder, as determined by the Administrative Agent in its reasonable discretion, the Borrowers shall prepay the Term Loan by an amount equal to fifty percent (50%) of such Net Cash Proceeds.

     (c) Subject to clause (d) hereof, each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loan shall be applied to installments of principal on the Term Loan in the inverse order of maturity.
     (d) To the extent that, on the date any mandatory prepayment of the Term Loan under this Section 4.8 is due, the Indebtedness under the Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Administrative Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to the Administrative Agent and upon such deposit, the obligation of each Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1.
     4.9 Use of Proceeds. Proceeds of the Term Loan shall be used by the Borrowers to finance the Acquisition.
     4.10 Term Loan Facility Fee. From the Closing Date to the Term Loan Maturity Date, the Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to the financial institutions from time to time parties hereto as lenders of the Term Loan (the “Term Loan Lenders”) pro-rata in accordance with their respective Term Loan Percentages, a Term Loan Facility Fee in arrears from the Closing Date through the earlier of December 10, 2009, and the Effective Date, in advance commencing on the Effective Date for the period from the Effective Date through February 1, 2010, and in advance on the first day of each February, May, August and November thereafter (in respect of the following three months or any portion thereof). The Term Loan Facility Fee payable to each Term Loan Lender shall be determined by multiplying the Applicable Fee Percentage times the aggregate principal amount of the Term Loan to be made to the Borrowers by the Term Loan Lenders pursuant to Section 4.1 hereof. The Term Loan Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Term Loan Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the Administrative Agent shall make prompt payment to each Term Loan Lender of its share of the Term Loan Facility Fee based upon its respective Term Loan Percentage. It is expressly understood that the Term Loan Facility Fees described in this Section are not refundable.
5. CONDITIONS.
     The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

     5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:
     (a) Notes, this Agreement and the other Loan Documents. The Borrowers shall have executed and delivered to the Administrative Agent for the account of each Lender requesting Notes, the Swing Line Note and the Revolving Credit Notes; the Borrowers shall have executed and delivered this Agreement, and, to the extent any Person becomes a Material Subsidiary after the date of this Agreement and before the initial Advance hereunder, a Joinder; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect. Notwithstanding the foregoing, however, Bamagas shall not be required to execute and deliver a Joinder or any other Loan Document required to be executed and delivered under this Section 5.1 to the extent the consent required to execute and deliver such documents and to perform its obligations thereunder from Calpine Energy Services, L.P. (the “Consent”) has not been obtained.
     (b) Authority. Subject to the last sentence of Section 5.1(a) hereof, the Administrative Agent shall have received (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of each Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Credit Party is a party, (ii) such documents and certificates certified by the appropriate Governmental Authority as of a recent date before the date of this Agreement as the Administrative Agent may require evidencing that each Credit Party is duly organized or formed, validly existing, in good standing and, in the case of each Credit Party, qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) copies of each organizational or other governing document of each Credit Party certified by a Responsible Officer of such Credit Party and, with respect the articles of organization or formation of each Credit Party, certified by the appropriate Governmental Authority as of a recent date before the date of this Agreement.
     (c) Collateral Documents, Guaranties and other Loan Documents. Subject to the last sentence of Section 5.1(a) hereof, the Administrative Agent shall have received the following documents, each in form and substance satisfactory to the Administrative Agent and fully executed by each party thereto:
     (i) The Collateral Documents, each in form and substance reasonably acceptable to the Administrative Agent and fully executed by each party thereto and dated as of the Effective Date, including:

     (A) the Security Agreement, executed and delivered by the Credit Parties;
     (B) the Guaranty, executed and delivered by the Guarantors;
     (C) the Collateral Assignment executed and delivered by one or more of the Borrowers; and
     (D) Mortgages covering the Acquisition Properties together with the related documentation specified in Schedule 5.1(c)(i)(D).
     (ii) The Administrative Agent shall be satisfied that at least eighty percent (80%) of the total value of all Pipeline Systems and other Real Property of the Borrowers and their Subsidiaries are encumbered by the Collateral Documents.
     (iii) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdictions noted on Schedule 5.1(c)(iii) which name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement).
     (iv) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by the Administrative Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Administrative Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.
     (d) Equity. On or before the Effective Date, the Administrative Agent shall have received evidence satisfactory to it that the holders of the Equity Interests of the Administrative Borrower shall have contributed (directly or indirectly) to their equity capital in an aggregate amount of not less than $93,000,000; such contribution being made in a manner and on terms reasonably acceptable to the Administrative Agent and the Lenders.
     (e) Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to it and its insurance consultant that the Credit Parties have obtained the insurance policies required by Section 7.5 hereof and required by any of the other Loan Documents, including, without limitation, with respect to all material processing plants as requested by the Administrative Agent, and that such insurance policies are in full force and effect.
     (f) Compliance with Certain Documents and Agreements. Subject to the last sentence of Section 5.1(a) hereof, each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than the Administrative Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.
     (g) Opinions of Counsel. The Credit Parties shall furnish the Administrative Agent prior to the Effective Date, with signed copies for each Lender, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed reasonably necessary by the Administrative Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Administrative Agent and each of the Lenders.
     (h) Payment of Fees. The Borrowers shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Administrative Agent or the Lenders as of the Effective Date (including reasonable, disbursements and other charges of counsel to the Administrative Agent).
     (i) Pro Forma Balance Sheet. The Borrowers shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, the Pro Forma Balance Sheet.
     (j) Material Contracts. The Administrative Agent shall have been provided with access to electronic copies of all Material Contracts described on Schedule 6.18 hereof.
     (k) Management Agreement and Employment Agreements. The Administrative Agent shall have received copies of the Advisory Services Agreement and all employment agreements of the Borrowers and their Subsidiaries which shall remain in effect following the Effective Date.
     (l) Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Administrative Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5.1 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since June 30, 2009, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of any Borrower or any other Credit Party; (e) there shall have been no material adverse change to the Pro Forma Balance Sheet; and (f) there shall have been no material adverse change in each Borrower’s ability to perform its obligations under the Acquisition Documents or otherwise in connection with the Acquisition.
     (m) Acquisition.
     (i) Funds have been escrowed pursuant to the provisions of the Acquisition Documents to protect against certain litigation more particularly described in the Acquisition Documents. The Administrative Borrower hereby grants the Administrative Agent for the ratable benefit of the Lenders a security interest in all of the Administrative Borrower’s right, title and interest in and to the funds escrowed pursuant to the Acquisition Documents.
     (ii) The Administrative Agent and the Lenders shall have received (A) a certificate of a Responsible Officer of the Administrative Borrower certifying: (I) that the Administrative Borrower is concurrently consummating the Acquisition in accordance with the terms of the Acquisition Documents (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto) and acquiring substantially all of the Acquisition Properties contemplated by the Acquisition Documents; (II) as to the final purchase price for the Acquisition Properties after giving effect to all adjustments as of the closing date contemplated by the Acquisition Documents and specifying, by category, the amount of such adjustment; (III) that attached thereto is a true and complete list of the Acquisition Properties which have been excluded from the Acquisition pursuant to the terms of the Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental or (4) casualty loss; (IV) that attached thereto is a true and complete list of all Acquisition Properties for which the Seller has elected to cure a title defect; (V) that attached thereto is a true and complete list of all Acquisition Properties for which the Seller has elected to remediate an adverse environmental condition; and (VI) that attached thereto is a true and complete list of all Acquisition Properties which are currently pending final decision by a third party regarding purchase of such property in accordance with any preferential right; (B) a true and complete executed copy of each of the Acquisition Documents in reasonable form and substance satisfactory to the Administrative Agent and the Lenders; (C) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the Acquisition Properties; and (D) such other related documents and information as the Administrative Agent shall have reasonably requested.

     (iii) The Administrative Agent and the Lenders shall have received evidence satisfactory to it that all Liens on the Acquisition Properties associated with any credit facilities and Funded Debt have been released or terminated and that arrangements satisfactory to the Administrative Agent have been made for recording and filing of such releases.
     (n) Environmental Due Diligence, etc.. The Administrative Agent and the Lenders shall have received, in each case in form and substance satisfactory to the Administrative Agent, (i) a Phase I Environmental Assessment prepared by R.W. Beck covering the “Bazor Ridge” facility and (ii) a reliance letter from R.W. Beck with respect to such Phase I Environmental Assessment. The Seller shall have indemnified the Borrowers and their Subsidiaries with respect to the environmental conditions present at the “Harmony” plant located approximately 7 miles southwest of Quitman, Clarke County, Mississippi pursuant to and to the extent provided in the Purchase and Sale Agreement.
     (o) Remaining Availability. After giving effect to the Revolving Credit Advances made to fund the Acquisition, the Borrowers shall have Unused Revolving Credit Availability of at least $10,000,000.
     (p) Funding Limitation. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent, the Issuing Lender and the Lenders shall not be obligated to make initial Advances or issue Letters of Credit on the Effective Date in excess of an amount equal to the product of (a) three (3) times (b) $24,764,000, being the Consolidated EBITDA as of June 30, 2009, on a trailing twelve (12) month basis, as reflected in the PricewaterhouseCoopers letter dated as of August 21, 2009.
     (q) Termination. A Revolving Credit Advance and a Term Loan Advance to fund the Acquisition shall occur on or before December 10, 2009.
     5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:
     (a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and
     (b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).
6. REPRESENTATIONS AND WARRANTIES.
     Each Borrower represents and warrants to the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

     6.1 Organizational Authority. Each Borrower and each of their Subsidiaries is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each such party is duly qualified and authorized to do business as a foreign corporation or other entity in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of Subsidiaries has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business in substantially the manner as such business was operated immediately prior to the Effective Date.
     6.2 Due Authorization. Execution, delivery and performance of this Agreement, the other Loan Documents and the Acquisition Documents, to which each Borrower and each of their Subsidiaries is party, and the issuance of the Notes by the Borrowers (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such party or the terms of such party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any Governmental Authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents or the Acquisition Documents.
     6.3 Good Title; Leases; Assets; No Liens.
     (a) Each Borrower and each of their Subsidiaries, to the extent applicable, has good and valid title (or, in the case of Real Property and Easements, good and defensible title) to all assets owned by it, subject only to the Liens permitted under Section 8.2 hereof, and each Borrower and each of their Subsidiaries has a valid leasehold or interest as a lessee or a licensee in all of its leased Real Property, subject to Permitted Liens;
     (b) Schedule 6.3(b) hereof identifies all of the material Real Property and Easements owned or operated or leased, as lessee thereunder, by the Borrowers and their Subsidiaries on the Effective Date, including all warehouse or bailee locations as of the Effective Date;
     (c) The Pipeline Systems are covered by recorded Easements in favor of each applicable Borrower or its applicable Subsidiaries (or their predecessors in interest) and their respective successors and assigns, except where the failure of the Pipeline Systems to be so covered, individually or in the aggregate, (i) does not materially interfere with the ordinary conduct of the businesses of the Borrowers and their Subsidiaries in substantially the manner as such businesses were operated immediately prior to the Effective Date, (ii) does not materially detract from the value or the use of the portion of the Pipeline Systems which are not covered and (iii) could not reasonably be expected to have a Material Adverse Effect;
     (d) The Easements establish a contiguous and continuous right-of-way for each separate system of tubes and pipelines comprising the Pipeline Systems and, subject to the Permitted Liens, grant each applicable Borrower or its applicable Subsidiaries (or their predecessors in interest) and their respective successors and assigns, the right to construct, operate and maintain the Pipeline Systems in, over, under or across the land covered thereby in the same way that a prudent owner and operator in the midstream pipeline business would construct, operate and maintain similar assets;
     (e) The Real Property is covered by fee deeds, real property leases and other instruments (the “Deeds”) in favor of each applicable Borrower or its applicable Subsidiaries (or their predecessors in interest) and their respective successors and assigns;
     (f) The Deeds grant to each applicable Borrower or its applicable Subsidiaries (or their predecessors in interest) and their respective successors and assigns, the right to construct, operate and maintain the Real Property in, over and under the land covered thereby in the same way that a prudent owner and operator in the midstream pipeline business would construct, operate and maintain similar assets;
     (g) To the knowledge of the Borrowers and their Subsidiaries after due inquiry and investigation, there has been no and there is not presently any occurrence of any (i) breach or event of default on the part of any Borrower or any of its Subsidiaries with respect to any Easement or Deed, (ii) breach or event of default on the part of any other party to any Easement or Deed, and (iii) event that, with the giving of notice of lapse of time or both, would constitute such breach or event of default on the part of any Borrower or any of its Subsidiaries with respect to any Easement or Deed or on the part of any other party there to, in each case, to the extent such breach or default, individually or in the aggregate, (A) materially interferes with the ordinary conduct of the businesses of the Borrowers and their Subsidiaries in substantially the manner as such businesses were operated immediately prior to the Effective Date, (B) materially detracts from the value or the use of the portion of the Pipeline Systems and/or Real Property covered thereby and (C) could not reasonably be expected to have a Material Adverse Effect;
     (h) To the knowledge of the Borrowers and their Subsidiaries after due inquiry and investigation, (i) the Easements and Deeds (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the parties thereto in accordance with their terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject to, as to enforceability, general principles of equity) and (ii) all rental and other payments due thereunder by the Borrowers and their Subsidiaries and their predecessors in interest, have been duly paid in accordance with the terms of the Easements and Deeds, except to the extent that the failure to do so, individually or in the aggregate, (A) does not materially interfere with the ordinary conduct of the businesses of the Borrowers and their Subsidiaries in substantially the manner as such businesses were operated immediately prior to the Effective Date, (B) does not materially detract from the value or the use of the portion of the Pipeline System and/or Real Property covered thereby and (C) could not reasonably be expected to have a Materially Adverse Effect;

     (i) The Pipeline Systems are located with the confines of the descriptions contained in the Easements and do not encroach upon any adjoining property in any one or more material respects;
     (j) The Real Property is located within the confines of description contained in the Deeds and do not encroach upon any adjoining property in any one or more material respects;
     (k) The buildings or improvements owned or leased by any Borrower or any of its Subsidiaries, and the operation and maintenance thereof, do not (i) contravene any applicable zoning or building law or ordinance or other administrative regulation or (ii) violate any applicable restrictive covenant or any Requirement of Law, the contravention of which would materially affect the use of the property subject thereto;
     (l) The Borrowers and their Subsidiaries will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Borrowers and their Subsidiaries immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the businesses of the Borrowers and their Subsidiaries in substantially the manner as such businesses were operated immediately prior to the Effective Date;
     (m) To the knowledge of the Borrowers and their Subsidiaries after due inquiry and investigation, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased Real Property; and
     (n) There are no Liens on and no financing statements on file with respect to any of the assets owned by any Borrower or any of its Subsidiaries, except for the Liens permitted pursuant to Section 8.2 of this Agreement.
     6.4 Taxes. Except as set forth on Schedule 6.4 hereof, each Borrower and each of its Subsidiaries has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such party as may be required by GAAP.
     6.5 No Defaults. Neither any Borrower nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.
     6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Borrower or any of its Subsidiaries is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such party, enforceable against such party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
     6.7 Compliance with Laws. (a) Except as disclosed on Schedule 6.7, each Borrower and each of its Subsidiaries has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Borrowers and their Subsidiaries will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).
     6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which any Borrower and any of its Subsidiaries is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.
     6.9 Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrowers, threatened in writing against any Borrower or any of its Subsidiaries (other than any suit, action or proceeding in which any Borrower or any of its Subsidiaries is the plaintiff and in which no counterclaim or cross-claim against such party has been filed) or involving the Acquisition, or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Borrower or any of its Subsidiaries or involving the Acquisition, nor is any Borrower or any of its Subsidiaries in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any Governmental Authority or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect or to impair the consummation of the Acquisition on the time and in the manner contemplated by the Acquisition Documents.
     6.10 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, Governmental Authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Borrower or any of its Subsidiaries of this Agreement and any of the other Loan Documents to which such party is a party or (ii) by the Borrowers and their Subsidiaries of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business in substantially the manner as such business was operated immediately prior to the Effective Date, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Administrative Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the knowledge of the Borrowers after due inquiry and investigation, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.
     6.11 Agreements Affecting Financial Condition. To their knowledge after due inquiry, neither any Borrower nor any Subsidiary expects that any contract for the sale or purchase of goods or services will be cancelled or terminated which, if so cancelled or terminated, would reasonably be expected to have a Material Adverse Effect and that has not been disclosed to the Administrative Agent. However, if such Borrower or Subsidiary suspects such a contract may be terminated or cancelled, commercially reasonable efforts have been undertaken to promptly replace such contract with a commercially reasonable substitute.
     6.12 No Investment Company or Margin Stock. Neither any Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither any Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Borrower or any of its Subsidiaries to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.
     6.13 ERISA. Neither any Borrower nor any of its Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 hereto or otherwise disclosed to the Administrative Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Borrowers or any of their Subsidiaries has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. Neither any

Borrower nor any of its Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to the Administrative Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).
     6.14 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Borrower or any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, act of god, or other casualty which could reasonably be expected to have a Material Adverse Effect (except to the extent such event is covered by insurance sufficient to ensure that, upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur).
     6.15 Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.15:
     (a) all facilities and property owned or leased by any Borrower or any of its Subsidiaries are in compliance with all Hazardous Material Laws;
     (b) to the knowledge of the Borrowers after due inquiry and investigation, there have been no unresolved and outstanding past, and there are no pending or threatened:
     (i) claims, complaints, notices or requests for information received by any Borrower or any of its Subsidiaries with respect to any alleged violation of any Hazardous Material Law, or
     (ii) written complaints, written notices or written inquiries to any Borrower or any of its Subsidiaries regarding potential liability of any Borrower or any of its Subsidiaries under any Hazardous Material Law; and
     (c) to the knowledge of the Borrowers after due inquiry and investigation, no conditions exist at, on or under any property now or previously owned or leased by any Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or result in a Material Adverse Effect.
     6.16 Subsidiaries. Except as disclosed on Schedule 6.16 hereto as of the Effective Date, and thereafter, except as disclosed to the Administrative Agent in writing from time to time, neither any Borrower nor any of its Subsidiaries has any Subsidiaries.
     6.17 Management Agreements. Schedule 6.17 attached hereto is an accurate and complete list of all management and significant employment agreements in effect on or as of the Effective Date to which any Borrower or any of its Subsidiaries is a party or is bound.
     6.18 Material Contracts. Schedule 6.18 attached hereto is an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which any Borrower or any of its Subsidiaries is a party or is bound.

     6.19 Franchises, Patents, Copyrights, Trade Names, Etc. The Borrowers and their Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date without known conflict with any rights of others. Schedule 6.19 contains a true and accurate list of all trade names and any and all other names used by any Borrower or any of its Subsidiaries during the five-year period ending as of the Effective Date.
     6.20 Capital Structure. Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of each Borrower and each of its Subsidiaries, including the number of authorized, issued and outstanding Equity Interests of each Borrower and each of its Subsidiaries, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of the Administrative Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Borrower or any of its Subsidiaries, of any Equity Interests of any Borrower or any of its Subsidiaries.
     6.21 Accuracy of Information.
     (a) The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Administrative Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Borrowers to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.
     (b) From June 30, 2009, through the Effective Date, there has been no change in the business, operations, condition, property or prospects (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.
     (c) To the best knowledge of the Borrowers and their Subsidiaries, as of the Effective Date, (i) neither any Borrower nor any of its Subsidiaries have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Borrowers and their Subsidiaries which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.
     6.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Borrower and each of its Subsidiaries will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to the Administrative Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Borrowers and their Subsidiaries do not intend to nor does management of the Borrowers and their Subsidiaries believe the Borrowers and their Subsidiaries will incur debts beyond their ability to pay as they mature. The Borrowers and their Subsidiaries do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Borrower or any of its Subsidiaries, nor does any Borrower or any of its Subsidiaries have any knowledge of any threatened bankruptcy or insolvency proceedings against any Borrower or any of its Subsidiaries.
     6.23 Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrowers, threatened in writing against any Borrower or any of its Subsidiaries by any employees of any Borrower or any of its Subsidiaries, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 6.23 are all union contracts or agreements to which any Borrower or any of its Subsidiaries is party as of the Effective Date and the related expiration dates of each such contract.
     6.24 No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of any Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in writing in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Borrower or any of its Subsidiaries after diligent inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed to the Administrative Agent in writing.
     6.25 Corporate Documents and Corporate Existence. As to each Borrower and each of its Subsidiaries, (a) it is an organization as described on Schedule 6.25 hereto and has provided the Administrative Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 6.25 hereto.
     6.26 Acquisition Documents. The copies of the Acquisition Documents previously delivered by any Borrower to the Administrative Agent are true, accurate and complete and have not been amended or modified in any manner, other than pursuant to amendments or modifications previously delivered to the Administrative Agent. No party to any Acquisition Document is in default in respect of any material term or obligation thereunder. The Acquisition Documents comply in all material respects with all applicable laws.

     6.27 State and Federal Regulation.
     (a) The interstate common carrier pipeline operations comprising a portion of the Pipeline Systems (the “Interstate Pipelines”) are subject to rate regulation by the FERC under the Interstate Commerce Act and the Energy Policy Act. With respect to the Interstate Pipelines, (a) the rates on file with the FERC are just and reasonable pursuant to the Energy Policy Act and (b) no provision of the tariff containing such rates is unduly discriminatory or preferential. Except as set forth on Schedule 6.27(a), neither any Borrower nor any of its Subsidiaries nor any Person that now owns or has owned an interest in the Interstate Pipelines has been or is the subject of a complaint, investigation or other proceeding regarding their respective rates or practices with respect to the Interstate Pipelines. No complaint, investigation or other proceeding set forth on Schedule 6.27(a), individually or in the aggregate, could result, if adversely determined to the position or interest of any Borrower or any of its Subsidiaries or other such Person, in a Material Adverse Effect.
     (b) With respect to those certain intrastate common carrier pipeline operations that comprise a portion of the Pipeline Systems (the “Intrastate Pipelines”), are subject to regulation by the State Pipeline Regulatory Agencies. Each Borrower and each of its Subsidiaries that owns pipelines and conducts pipeline operations has followed prudent practice in the Hydrocarbon transportation, processing and distribution industries, as applicable, regarding the setting of rates for services provided and the implementation of such rates. The rates charged by each applicable Borrower and its applicable Subsidiaries with respect to the Intrastate Pipelines provide no more than a fair return on the aggregate value of the property used to render services on the Intrastate Pipelines, and no such party uses, charges, imposes or implements, or has previously done any of the foregoing, in a discriminatory manner. Except as set forth on Schedule 6.27(b), neither any Borrower nor any of its Subsidiaries that owns any interest in any of the Intrastate Pipelines has been or is the subject of a complaint, investigation or other proceeding by any Governmental Authority regarding their respective rates or practices with respect to the Intrastate Pipelines. No complaint, investigation or other proceeding set forth on Schedule 6.27(b), individually or in the aggregate, could result, if adversely determined to the position or interest of any Borrower or any of its Subsidiaries or other such Person, in a Material Adverse Effect.
     (c) Each applicable Borrower and each of its applicable Subsidiaries is in compliance, in all material respects, with all rules, regulations and orders of the FERC and all State Pipeline Regulatory Agencies applicable to the Pipeline Systems.
     (d) As of the Effective Date, neither any Borrower nor any of its Subsidiaries is liable for any refunds or interest thereon as a result of an order from the FERC or any Governmental Authority with jurisdiction over the Pipeline Systems.
     (e) Each applicable Borrower’s and each of its applicable Subsidiary’s report on Form 2 or 2A, as applicable, filed with the FERC, if any, complies with all applicable material legal requirements and does not contain any untrue statement of material fact or omit to state a material fact required to make the statements therein not misleading.

     (f) Without limiting the generality of Section 6.10 of this Agreement, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Borrower or any of its Subsidiaries from any Governmental Authority to construct, own, operate and maintain the Pipeline Systems, or to transport, process and/or distribute Hydrocarbons under existing contracts and agreements as the Pipeline Systems are presently owned, operated and maintained.
     6.28 Supplemental Schedules. Not later than thirty (30) days after the date on which any information on any Schedule to this Agreement changed, the Borrowers shall deliver to the Administrative Agent an updated version of such Schedule; provided, however, the delivery of any updated Schedule hereunder shall not be deemed a waiver of any obligation of any Borrower under any Loan Document, and such updated Schedule shall not be effective until it is accepted by the Administrative Agent.
7. AFFIRMATIVE COVENANTS.
     Each Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of its Subsidiaries to:
     7.1 Financial Statements. Furnish to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent, the following documents:
     (a) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, or, for the first Fiscal Year end after the Effective Date, within one hundred fifty (150) days after end of such Fiscal Year, a copy of the audited Consolidated and unaudited Consolidating financial statements of the Administrative Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of the Administrative Borrower and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Administrative Agent;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Administrative Borrower (except the last quarter of each Fiscal Year), Administrative Borrower prepared unaudited Consolidated and Consolidating balance sheets of the Administrative Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of the Administrative Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the Administrative Borrower as being fairly stated in all material respects; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided, however, that the financial statements delivered pursuant to clauses (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.
     7.2 Certificates; Other Information. Furnish to the Administrative Agent, in form and detail acceptable to the Administrative Agent, the following documents:
     (a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each fiscal year end, and 7.1(b) for each fiscal quarter end, a Covenant Compliance Report (or, in the case of the Administrative Borrower prepared financial statements for the last fiscal quarter of each fiscal year, a draft Covenant Compliance Report) duly executed by a Responsible Officer of the Administrative Borrower;
     (b) Promptly upon receipt thereof, copies of all significant reports submitted by the Administrative Borrower’s firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Administrative Borrower and its Consolidated Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;
     (c) Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Equity Interests of any Credit Party (to the extent not otherwise required hereunder), as and when delivered to such Persons;
     (d) Within thirty (30) days after the end of each Fiscal Year, projections for the Administrative Borrower and its Consolidated Subsidiaries for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Administrative Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to the Administrative Borrower or any of its Consolidated Subsidiaries) by a Responsible Officer of the Administrative Borrower;
     (e) Within forty-five (45) days after and as of the end of each fiscal quarter of the Administrative Borrower, a report certified by a Responsible Officer of the Administrative Borrower as to the volume of Hydrocarbons transported through the Pipeline Systems and the volume of Hydrocarbons processed in the processing plants of the Credit Parties, each organized by major operating unit;
     (f) Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by any Borrower or any of its Subsidiaries in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by any Borrower or any of its Subsidiaries, all to such extent as the Administrative Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the Administrative Borrower and shall be in such form and detail as the Administrative Agent may reasonably specify; and
     (g) Such additional financial and/or other information as the Administrative Agent or any Lender may from time to time reasonably request, promptly following such request.
     7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where (a) the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrowers or their Subsidiaries or (ii) the failure to make such payment will not result in a Material Adverse Effect.
     7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.
     (a) Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;
     (b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;
     (c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
     (e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

     7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted), including, without limitation, all material Pipeline Systems and other Real Property; (b) (i) maintain or cause the maintenance of the interests and rights (A) which are necessary to maintain the Easements for the Pipeline Systems and to maintain the other Real Property, and (B) which individually and in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect; (ii) subject to the Permitted Liens, maintain the Pipeline Systems within the confines of the descriptions contained in the Easements without material encroachment upon any adjoining property and maintain the Real Property within the confines of descriptions contained in the Deeds without material encroachment upon any adjoining property; (iii) maintain such rights of ingress and egress necessary to permit any applicable Borrower or any of its applicable Subsidiaries to inspect, operate, repair and maintain the Pipeline Systems and the other Real Property except to the extent that the failure to maintain such rights, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and provided that any applicable Borrower or any of its applicable Subsidiaries may hire third parties to perform these functions; and (iv) maintain all material agreements, licenses, permits and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 7.5(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder that could result in a termination or loss thereof, except any such failure to pay or default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect; (c) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature in the midstream oil and gas industry (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (d) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to any applicable Borrower or any of its applicable Subsidiaries, and to the Administrative Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (e) in the case of all public liability insurance policies, such policies shall list the Administrative Agent as an additional insured, as the Administrative Agent may reasonably request; and (f) if requested by the Administrative Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Administrative Agent, such certificates being in form and substance reasonably acceptable to the Administrative Agent.
     7.6 Inspection of Property; Books and Records, Discussions. Permit the Administrative Agent, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours following advance notice if no Default exists, upon the request of the Administrative Agent, to examine each Borrower’s and each of their Subsidiaries’ books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Administrative Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Borrowers and their Subsidiaries and appraisals of all or a portion of the fixed assets (including Pipeline Systems and other Real Property to the extent accompanied by a representative of the applicable Borrower or its applicable Subsidiary(ies), such accompaniment to take place at the reasonable request of the Administrative Agent or any Lender, and subject to the terms of any applicable Easements) of the Borrowers and their Subsidiaries, such audits and appraisals to be completed by an appraiser as may be selected by the Administrative Agent and consented to by the Administrative Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Borrowers and their Subsidiaries, provided that, so long as no Event of Default or Default exists, such audits shall be limited to once each Fiscal Year and the Borrowers shall not be required to reimburse the Administrative Agent for such audits more frequently than once each Fiscal Year; (c) during normal business hours and at their own risk and to the extent accompanied by a representative of the applicable Borrower or its applicable Subsidiary(ies), such accompaniment to take place at the reasonable request of the Administrative Agent or any Lender, and subject to the terms of any applicable Easements, to enter onto the Real Property and Easements owned or leased by any Borrower or any of its Subsidiaries to conduct inspections, investigations or other reviews of such Real Property and Easements; and (d) at reasonable times during normal business hours following advance notice and at reasonable intervals, to visit all of any Borrower’s and any of its Subsidiaries’ offices, discuss each Borrower’s and its Subsidiaries’ respective financial matters with their respective officers, as applicable, and, by this provision, each Borrower authorizes, and will cause each of its Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of such Borrower and any of its Subsidiaries and examine any of such Borrower’s and any of its Subsidiaries’ books, reports or records held by such accountants, subject, in each case, to the policies and procedures of such certified or chartered public accountants.
     7.7 Notices. Promptly give written notice to the Administrative Agent of:
     (a) the occurrence of any Default or Event of Default of which any Borrower or any of its Subsidiaries has knowledge;
     (b) any (i) litigation or proceeding existing at any time between any Borrower or any of its Subsidiaries and any Governmental Authority or other third party, or any investigation of any Borrower or any of its Subsidiaries conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect, including, without limitation, any form of material notice, summons, citation, proceeding or order received from the FERC, any State Pipeline Regulatory Agency or any other Governmental Authority concerning the regulation of any material portion of the Pipeline Systems or other Real Property, or (ii) any material adverse change in the financial condition of any Borrower or any of its Subsidiaries since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;
     (c) the occurrence of any event which any Borrower or any of its Subsidiaries believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;
     (d) promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Borrower or any of its Subsidiaries in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;
     (e) (i) all jurisdictions in which any Borrower or any of its Subsidiaries proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Borrower or any of its Subsidiaries or any other material amendment to any Borrower’s or any of its Subsidiaries’ charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which the Administrative Agent may consent);
     (f) any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be; and
     (g) not less than ten (10) days prior to the proposed effective date thereof, any proposed Asset Sale that is not expressly permitted hereby, together with any purchase and sale agreement, bills of sale, assignments, agreements, instruments and other documents to be executed and delivered in connection therewith.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d), (f) and (g) hereof stating what action the applicable Borrower or its applicable Subsidiaries has taken or proposes to take with respect thereto.
     7.8 Hazardous Material Laws.
     (a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;
     (b) (i) Promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Borrower or any of its Subsidiaries relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous

Material Laws to which any Borrower or any of its Subsidiaries is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;
     (c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;
     (d) Provide such information and certifications which the Administrative Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.
     7.9 Financial Covenants.
     (a) Interest Coverage Ratio. Maintain, as of end of each Test Period and as of the date of each Advance and each date of issuance of a Letter of Credit, an Interest Coverage Ratio of not less than 2.50:1.00.
     (b) Total Debt to Consolidated EBITDA Ratio. Maintain, as of the end of each Test Period and as of the date of each Advance and each date of issuance of a Letter of Credit, a Total Debt to Consolidated EBITDA Ratio of not more than 3.50:1.00.
     7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by any Borrower or any of its Subsidiaries of, as applicable, this Agreement, the other Loan Documents or any other documents or instruments to be executed and/or delivered by any Borrower or any of its Subsidiaries, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.
     7.11 Compliance with ERISA; ERISA Notices.
     (a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.
     (b) Promptly notify the Administrative Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Borrower or any of its Subsidiaries; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Borrower or any of its Subsidiaries to make any payment in respect of any Pension Plan required under Section 412 of the Internal

Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Borrower or any of its Subsidiaries from any Multiemployer Plan if any Borrower or any of its Subsidiaries reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by any Borrower or any of its Subsidiary under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.
     7.12 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.
     7.13 Future Subsidiaries; Additional Collateral.
     (a) With respect to each Person which becomes a Domestic Subsidiary of any Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the Administrative Agent, for and on behalf of each of the Lenders (unless waived by the Administrative Agent):
     (i) to the extent such new Domestic Subsidiary is not a Material Subsidiary, within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty;
     (ii) to the extent such new Domestic Subsidiary is a Material Subsidiary, within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), a Joinder whereby such Domestic Subsidiary becomes obligated as a Borrower under this Agreement;
     (iii) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by (b) of this Section 7.13) as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement; and
     (iv) within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage and/or other documents required to be delivered in connection therewith.

     (b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Domestic Subsidiary subsequent to the Effective Date, cause each Borrower or its applicable Subsidiary that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by each applicable Borrower or its applicable Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by the Administrative Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine); and (ii) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by any Borrower or one of its Domestic Subsidiaries, cause each applicable Borrower or its applicable Subsidiary that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by the Administrative Agent) within thirty (30) days after the date such Person becomes a Foreign Subsidiary (or such longer time period as the Administrative Agent may determine); and
     (c) With respect to the acquisition of a fee interest in Pipeline Systems and/or other Real Property by any Borrower or any of its Subsidiaries after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), such party shall execute or cause to be executed (unless waived by the Administrative Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such Pipeline Systems and/or other Real Property, together with such additional real estate documentation and environmental reports, as may be reasonably required by the Administrative Agent;
in each case in form reasonably satisfactory to the Administrative Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Administrative Agent. Upon the Administrative Agent’s request, the Borrowers and their Subsidiaries shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.
     7.14 Accounts. Maintain all deposit accounts and securities accounts of each Borrower and its Subsidiaries with the Administrative Agent or a Lender, provided that, with respect to any such accounts maintained with any Lender (other than the Administrative Agent), such party (i) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to the Administrative Agent and (ii) has taken all other steps necessary, or in the opinion of the Administrative Agent, desirable to ensure that the Administrative Agent has a perfected security interest in such account; provided, however, notwithstanding the foregoing, each operating account of each Borrower shall be maintained with the Administrative Agent at all times.

     7.15 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.12 hereof and the proceeds of the Term Loan as set forth in Section 4.9 hereof. The Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.
     7.16 Hedging Transaction. Within thirty (30) days following the Effective Date, the Borrowers shall enter into an interest rate Hedging Agreement sufficient, at the minimum, to cover fifty percent (50%) of the aggregate outstanding principal amount of the Revolving Credit Advances as of the Effective Date and the Term Loan for a two-year period following the execution of such Hedging Agreement. The Hedging Agreement shall be in form and substance reasonably acceptable to the Administrative Agent.
     7.17 Further Assurances and Information.
     (a) Take such actions as the Administrative Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Borrowers’ and their Subsidiaries’ assets as the Administrative Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the Administrative Agent, and prepared at the expense of the Borrowers.
     (b) Execute and deliver or cause to be executed and delivered to the Administrative Agent within a reasonable time following the Administrative Agent’s request, and at the expense of the Borrowers, such other documents or instruments as the Administrative Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents and to provide for Advances under and payment of Notes in accordance with the intents and purposes herein and therein expressed.
     (c) Provide the Administrative Agent, within five (5) Business Days following the Administrative Agent’s request therefor, with any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent and the Lenders to verify the identity of each Borrower and any of its Subsidiaries as required by Section 326 of the USA Patriot Act.
     7.18 Notices Relating to Acquisition. In the event that after the Effective Date: (i) the Administrative Borrower is required or elects to purchase any of the Acquisition Properties which had been excluded from, or return any of the Acquisition Properties which had been included in, the Acquisition Properties in accordance with the terms of the Acquisition Documents, (ii) the Administrative Borrower is required to honor any preferential purchase right in respect of any Acquisition Property which has not been waived, (iii) any matter being disputed in accordance with the terms of the Acquisition Documents is resolved or (iv) the Administrative

Borrower and the Seller calculate and agree upon the “closing adjustment statement” or “post-closing adjustment statement” as contemplated by the Acquisition Documents, then, in each such case, promptly give the Administrative Agent notice in reasonable detail of such circumstances.
     7.19 Required Life Insurance. Maintain key man life insurance policy(ies) in reasonable form and substance satisfactory to the Administrative Agent and issued by an insurance company satisfactory to the Administrative Agent insuring the life of the chief executive officer of Administrative Borrower from time to time holding such office, which chief executive officer is Brian Bierbach as of the Effective Date, in the amount of $5,000,000.
     7.20 Enforcement of Material Contracts. Enforce all materials rights and interests under each Material Contract except to the extent any failure to so enforce such rights (i) does not violate the terms of this Agreement or any of the other Loan Documents, (ii) does not material adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.
     7.21 Projections. Within sixty (60) days following the Effective Date, the Borrowers shall deliver the monthly projections of the Administrative Borrower and its Consolidated Subsidiaries through December, 2010.
     7.22 Bamagas. Use commercially reasonable efforts to obtain the Consent, and, to the extent the Consent is not obtained prior the Effective Date, within five (5) Business Days of obtaining the Consent, cause Bamagas to execute and deliver to the Administrative Agent, for and on behalf of each of the Lenders (unless waived by the Administrative Agent), the items described in Section 7.13(a) hereof that are otherwise required to be executed and delivered by each Person which becomes a Domestic Subsidiary of any Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise.
8. NEGATIVE COVENANTS.
     Each Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Subsidiaries to:
     8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:
     (a) Indebtedness of any Borrower or any of its Subsidiaries to the Administrative Agent and the Lenders under this Agreement and/or the other Loan Documents;
     (b) any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments on term Debt and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this

Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;
     (c) any Debt of any Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1 hereof) shall not exceed $1,000,000, and any renewals or refinancings of such Debt on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt;
     (d) any Debt of any Borrower or any Subsidiary that is assumed to finance the cost of Permitted Acquisitions to the extent all such Debt at any one time outstanding does not exceed $1,000,000;
     (e) Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;
     (f) Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;
     (g) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.6 hereof;
     (h) Debt incurred in connection with the Permitted Sale/Leaseback Transactions; and
     (i) the guarantee of or other reimbursement obligations in connection with performance bonds issued in connection with or related to the Pipeline Systems to the extent all such Debt at any one time outstanding does not exceed $1,000,000; and
     (j) additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $1,000,000 at any one time outstanding.
Notwithstanding the foregoing, however, Debt of the type described in clauses (c), (d) and (j) of this Section 8.1 shall not be permitted to be incurred or assumed by Bamagas until such time as the Consent is obtained and the other terms and provisions of Section 7.22 have been satisfied in full.
     8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

     (a) Permitted Liens;
     (b) Liens securing Debt permitted by Section 8.1(c), provided that, (i) such Liens are created upon fixed or capital assets acquired or leased by the applicable Borrower or its applicable Subsidiary after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition, construction or improvement of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned Pipeline Systems or other Real Property of any Borrower or any of its Subsidiaries for which the Administrative Agent has received a Mortgage or for which such party is required to execute a Mortgage pursuant to the terms of this Agreement;
     (c) Liens created pursuant to the Loan Documents;
     (d) any escrow account of the Administrative Borrower required by the Seller for obligations under the Acquisition documents;
     (e) other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement;
     (f) Liens to secure Hedging Transactions with any of the Lenders or Affiliates thereof;
     (g) Liens existing on any property or asset prior to the acquisition thereof by any Borrower or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Liens shall not apply to any other property or assets of any Borrower or any of its other Subsidiaries, (iii) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof and (iv) the Debt secured by such Lien is Debt permitted under Section 8.1(d) hereof;
     (h) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, netting or similar rights and remedies as to deposit, securities and commodities accounts;
     (i) Liens of sellers of goods to any Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provision of applicable law and any deposits with vendors in the ordinary course of business solely in connection with the purchase of such goods;
     (j) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or by way of contract that secures Debt under any agreement, for the sale of goods and services, in each case, in the ordinary course of business; and
     (k) Liens arising in connection with the Permitted Sale/Leaseback Transactions.
Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of any Borrower or any Subsidiary of any Borrower (except for those Liens for the benefit of the Administrative Agent and the Lenders) shall be permitted under the terms of this Agreement.
     8.3 Acquisitions. Except for Permitted Acquisitions and acquisitions permitted under Section 8.6, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.
     8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:
     (a) Inventory leased or sold in the ordinary course of business;
     (b) obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful in the conduct of the businesses of the Borrowers or their Subsidiaries;
     (c) mergers or consolidations of any Subsidiary of any Borrower with or into any Borrower or any Guarantor so long as such Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;
     (d) any Subsidiary of any Borrower may liquidate or dissolve into a Borrower or a Guarantor if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;
     (e) sales or transfers, including without limitation upon voluntary liquidation from any of the Borrowers’ Subsidiaries to a Borrower or a Guarantor, provided that the applicable Borrower or Guarantor takes such actions as the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

     (f) subject to Section 4.8(a) hereof, (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Borrower or any of its Subsidiaries being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $2,500,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;
     (g) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;
     (h) dispositions of owned or leased vehicles in the ordinary course of business; and
     (i) the Permitted Sale/Leaseback Transactions.
The Lenders hereby consent and agree to the release by the Administrative Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.
     8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except to the extent each of the following conditions are satisfied:
     (a) no Default or Event of Default exists or would, after giving effect thereto, exist;
     (b) the Total Debt to Consolidated EBITDA Ratio is less than 3.00:1.00 as of the most recently ended Test Period, but including any Debt incurred between the end of such Test Period and the date of the applicable Distribution or Purchase and excluding any Debt paid between the end of such Test Period and the date of the applicable Distribution or Purchase; and
     (c) the Borrowers have Unused Revolving Credit Availability of at least $7,500,000.
     8.6 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:
     (a) Permitted Investments;

     (b) Investments existing on the Effective Date and listed on Schedule 8.6 hereof;
     (c) sales on open account in the ordinary course of business;
     (d) intercompany loans or intercompany Investments made by any Borrower or any of its Subsidiaries to or in any Guarantor or any other Borrower; provided that, in the case of any intercompany loans or intercompany Investments made by any Borrower in Guarantors (excluding the Parent and the Parent General Partner), the aggregate amount from time to time outstanding in respect thereof shall not exceed $1,000,000; and provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that any intercompany loans are Collateral pledged to the Administrative Agent under the appropriate Collateral Documents and are, to the extent requested by the Administrative Agent, evidenced by and funded under an Intercompany Note pledged to the Administrative Agent under the appropriate Collateral Documents; provided, however, notwithstanding the foregoing and for the avoidance of doubt, there is no limitation on Investments by any Borrower in the Parent or the Parent General Partner for purposes of reimbursement or payment of employee-related costs such as payroll and benefits;
     (e) Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;
     (f) loans and advances to employees, officers and directors of any Borrower or any of its Subsidiaries for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate amount not exceed $100,000 at any time outstanding;
     (g) Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;
     (h) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $500,000 at any one time outstanding; and
     (i) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $500,000 at any time outstanding.
In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.6 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

     8.7 Transactions with Affiliates. Except as set forth in Schedule 8.7 and as limited in Section 8.13 hereof, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of any Borrower and its Subsidiaries except: (a) transactions with Affiliates that are the Borrowers or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of the businesses of the Borrowers and their Subsidiaries and upon fair and reasonable terms no less favorable to such party than it would obtain in a comparable arms length transaction from unrelated third parties.
     8.8 Sale-Leaseback Transactions. Except for the Permitted Sale/Leaseback Transactions, enter into any arrangement with any Person providing for the leasing by any Borrower or its Subsidiaries of real or personal property which has been or is to be sold or transferred by such party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such party, as the case may be.
     8.9 Limitations on Other Restrictions. Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of any Borrower to pay or make dividends or distributions in cash or kind to any Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Borrower or any of its Subsidiaries, or to make transfers or distributions of all or any part of its assets to any Borrower or any of its Subsidiaries; or (ii) restrict or prevent any Borrower or any of its Subsidiaries from granting the Administrative Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 8.2(b) hereunder.
     8.10 Reserved.
     8.11 Reserved.
     8.12 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Borrower or any of its Subsidiaries or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, and (ii) could not reasonably be expected to have a Material Adverse Effect; provided, however, the Administrative Agent shall have received a true and correct copy of any such amendment or other modification at least five (5) Business Days prior to the execution and delivery thereof.
     8.13 Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate; provided, however, that so long as no Default has occurred and is continuing or, after giving effect to such payment or advance, would exist, the Borrowers may pay management, consulting or other fees as described in the Advisory Services Agreement in effect on the Closing Date, as amended with the consent of the Administrative Agent, such consent not to be unreasonably withheld.
     8.14 Fiscal Year. Permit the Fiscal Year of any Borrower or any of its Subsidiaries to end on a day other than December 31.

     8.15 Acquisition Documents. Amend, modify or supplement any of the Acquisition Documents if the effect thereof could reasonably be expected to have a Material Adverse Effect (and provided that the Administrative Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).
     8.16 State and FERC Regulatory Authority. Except in the ordinary course of business (to the extent that the Administrative Agent receives notice within five (5) Business Days thereof), knowingly take any action or permit any Borrower or any of its Subsidiaries to take any action which could cause any Borrower’s or any of its Subsidiaries’ business that is not already so regulated or treated to be (a) regulated as a “utility”, “public utility” or a “gas utility” by any State Pipeline Regulatory Agency; (b) deemed to be providing any service that would require the prior approval of any State Pipeline Regulatory Agency in order to discontinue or abandon such service; (c) within the meaning of the regulations of any State Pipeline Regulatory Agency be deemed to be charging a “residential rate” or “commercial rate” or (ii) providing “gas utility service to residential and small commercial customers” (within the meaning of Section 7.45 of the rules of the Texas Railroad Commission); or (d) subject to FERC jurisdiction.
9. DEFAULTS.
     9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:
     (a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan or (ii) any Reimbursement Obligation;
     (b) non-payment of any other amounts due and owing by the Borrowers under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;
     (c) default in the observance or performance of any of the conditions, covenants or agreements of the Borrowers set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5(c), (d), (e) and (f), 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16, 7.17 or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7 shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7 and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;
     (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days;
     (e) any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

     (f) (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;
     (g) the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;
     (h) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of the Administrative Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;
     (i) except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of any Borrower which is not a Guarantor or a Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within ninety (90) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party) and shall not have been removed within ninety (90) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within ninety (90) days;
     (j) a Change of Control; or
     (k) any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, the Administrative Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Administrative Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.
     9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Administrative Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by the Administrative Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Administrative Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and the Borrowers agree to deliver such cash collateral upon demand, in an amount equal to 110% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Administrative Agent; (e) the Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, notify the Administrative Borrower or any Credit Party that interest shall accrue and be payable on demand on all Indebtedness (other than Revolving Credit Advances, Swing Line Advances and Term Loan Advances with respect to which Sections 2.6 and 4.6 hereof shall govern) owing from time to time to the Administrative Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus two percent (2%); and (f) the Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or applicable law.
     9.3 Rights Cumulative. No delay or failure of the Administrative Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Administrative Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.
     9.4 Waiver by the Borrowers of Certain Laws. To the extent permitted by applicable law, the Borrowers hereby agree to waive, and do hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.
     9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in writing signed by an officer of the Administrative Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Administrative Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Administrative Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrowers expressly agree that this Section may not be waived or modified by the Lenders or the Administrative Agent by course of performance, estoppel or otherwise.
     9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Borrowers but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrowers), setoff and apply against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Administrative Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower and any property of any Borrowers from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Administrative Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to the Administrative Agent and the Administrative Borrower of the occurrence thereof. The Borrowers hereby grant to the Lenders and the Administrative Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrowers under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.
10. PAYMENTS, RECOVERIES AND COLLECTIONS.
     10.1 Payment Procedure.
     (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrowers of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the Administrative Agent not later than 1:00 p.m. (Detroit, Michigan time) on the date such payment is required or intended to be made in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations and for the ratable benefit of the Term Loan Lenders in the case of payments in respect of the Term Loan. Any payment received by the Administrative Agent after 1:00 p.m. (Detroit, Michigan time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Administrative Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.
     (b) Unless the Administrative Agent shall have been notified in writing by the Administrative Borrower at least two (2) Business Days prior to the date on which any payment to be made by the Borrowers is due that the Borrowers do not intend to remit such payment, the Administrative Agent may, in its sole discretion and without obligation to do so, assume that the Borrowers have remitted such payment when so due and the Administrative Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If the Borrowers have not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.
     (c) Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding

Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.
     (d) All payments to be made by the Borrowers under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.8) with Section 13.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any taxes on the overall income, net income, net profits or net receipts or similar taxes (or any franchise taxes imposed in lieu of such taxes) on the Administrative Agent or any Lender (or any branch maintained by the Administrative Agent or a Lender) as a result of a present or former connection between the Administrative Agent or such Lender and the Governmental Authority, political subdivision, federation or organization imposing such taxes), unless any Borrower is compelled by law to make payment subject to such tax. In such event, the Borrowers shall:
     (i) pay to the Administrative Agent for the Administrative Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Administrative Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and
     (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Administrative Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Administrative Agent or such Lender or Lenders shall reasonably require as proof of the payment by any Borrower of any such taxes payable by such Borrower.
As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon. The Borrowers shall be reimbursed by the applicable Lender for any payment made by the Borrowers under this Section 10.1 if the applicable Lender is not in compliance with its obligations under Section 13.13 at the time of the Borrowers’ payment.
     10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default, upon the termination of the Revolving Credit Aggregate Commitment, the acceleration of any Indebtedness arising under this Agreement and/or the exercise of any other remedy in each case by the requisite Lenders under Section 9.2 hereof, the Administrative Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations) and the Term Loan, on a pro rata basis, next to any obligations owing by any Credit Party under any Hedging Agreements on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.
     10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, the Term Loan and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     10.4 Treatment of a Defaulting Lender.
     (a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to the Borrowers or any of their Subsidiaries, the Administrative Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.
     (b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to participate in the administration of the loans, this Agreement and the other Loan Documents, including without limitation any right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Administrative Agent shall be suspended for the entire period that such Lender remains a Defaulting Lender and the stated commitment amounts and outstanding Advances of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lender (or any class thereof), as the case may be, have taken or may take any action hereunder (including, without limitation, any action to approve any consent, waiver or amendment to this Agreement or the other Loan Documents); provided, however, that the foregoing shall not permit (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness outstanding to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the loans or other extensions of credit or other obligations of the Borrowers owing to such Defaulting Lender, in each case without such Defaulting Lender’s consent, or (iv) any other modification which under Section 13.10 requires the consent of all Lenders or the Lender(s) affected thereby which affects the Defaulting Lender differently than the Non-Defaulting Lenders affected by such modification, other than a change to or waiver of the requirements of Section 10.3 which results in a reduction of the Defaulting Lender’s commitment or its share of the Indebtedness on a non pro-rata basis.
     (c) To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 10.3 hereof, the Administrative Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to the Administrative Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Percentage requires, apply payments of principal made by the Borrowers amongst the Non-Defaulting Lenders on a pro rata basis or to the Defaulting Lender’s obligations as the Administrative Agent deems appropriate in its sole discretion, until all outstanding Advances are held by all Lenders according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by the Borrowers of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein and in any event the Borrowers shall not be required to pay any Revolving Credit Facility Fee under Section 2.9 of this Agreement in respect of such Defaulting Lender’s Unfunded Portion of the Revolving Credit for the period during which such Lender is a Defaulting Lender. Furthermore, the rights and remedies of the Borrowers, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrowers waive no rights or remedies against any Defaulting Lender.
11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.
     11.1 Reimbursement of Prepayment Costs. If (i) the Borrower make any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) the Borrowers convert or refund (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) the Borrowers fail to borrow, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by the Administrative Borrower to the Administrative Agent in accordance with the terms hereof requesting such Advance; or (iv) or if the Borrowers fail to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, the Borrowers shall reimburse the Administrative Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by the Administrative Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Administrative Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by the Borrowers to the Administrative Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by the Administrative Agent and Lenders, as the case may be) which would have accrued to the Administrative Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the Administrative Borrower, the Administrative Agent and Lenders shall deliver to the Administrative Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.
     11.2 Eurodollar Lending Office. For any Eurodollar Advance, if the Administrative Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of the Administrative Agent or such Lender, the Administrative Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.
     11.3 Circumstances Affecting LIBOR Rate Availability. If the Administrative Agent or the Majority Lenders (after consultation with the Administrative Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Administrative Agent or such Lenders at the applicable LIBOR Rate, then the Administrative Agent shall forthwith give notice thereof to the Administrative Borrower. Thereafter, until the Administrative Agent notifies the Administrative Borrower that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of the Borrowers to convert an Advance to or refund an Advance as an Advance which bear interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Prime-based Rate (plus the Applicable Margin) (without regard to satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Prime-based Rate (plus the Applicable Margin) (without regard to satisfaction of any conditions to conversion contained elsewhere herein).
     11.4 Laws Affecting LIBOR Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to the Administrative Borrower and to the Administrative Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of the Borrowers to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Prime-based Rate, plus the Applicable Margin shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Prime-based Rate (plus the Applicable Margin). For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.
     11.5 Increased Cost of Advances Carried at the LIBOR Rate. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (a) shall subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Eurodollar Lending Offices); or
     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System),

special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;
and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Administrative Borrower of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, the Borrowers agree to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. The Administrative Agent will promptly notify the Administrative Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrowers to incur additional liability under Section 11.1 hereof, provided that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event it fails to do so. A certificate of the Administrative Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.
     11.6 Capital Adequacy and Other Increased Costs.
     (a) If, after the Effective Date, the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or the Administrative Agent, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or the Administrative Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Lender or the Administrative Agent (or any corporation controlling such Lender or the Administrative Agent) and such Lender or the Administrative Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or the Administrative Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or the Administrative Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or the Administrative Agent to be material (collectively, “Increased Costs”), then the Administrative Agent or such Lender shall notify the Administrative Borrower, and thereafter the Borrowers shall pay to such Lender or the Administrative Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or the Administrative Agent, additional amounts sufficient to compensate such Lender or the Administrative Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or the Administrative Agent reasonably determines to be allocable to the existence of such Lender’s or the Administrative Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or the Administrative Agent, as the case may be, shall be submitted by such Lender or by the Administrative Agent to the Administrative Borrower, reasonably promptly after becoming aware of any event described in this Section 11.6(a) and shall be conclusively presumed to be correct, absent manifest error.
     (b) Notwithstanding the foregoing, however, the Borrowers shall not be required to pay any increased costs under Sections 11.5, 11.6 or 3.4(c) for any period ending prior to the date that is 180 days prior to the making of a Lender’s initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Lender’s request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Lender becomes aware of the applicable change in law or other event resulting in such increased costs.
     11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrowers.
     11.8 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:
     (a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. In the event the Borrowers shall fail timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margins and Applicable Fee

Percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 1.1.
     (b) From the Effective Date until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(a) or 7.1(b) hereof, as applicable, and the Covenant Compliance Report under Section 7.2(a) hereof, for the fiscal quarter ending December 31, 2009, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level III column of the pricing matrix attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.
     (c) Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of the Administrative Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) or for any other reason, the Administrative Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by the Borrowers as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, the Borrowers shall automatically and retroactively be obligated to pay to the Administrative Agent, promptly upon demand by the Administrative Agent or the Majority Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, the Administrative Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the Borrowers.
12. THE AGENT.
     12.1 Appointment of the Administrative Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Administrative Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.
     12.2 Deposit Account with the Administrative Agent or any Lender. Each Borrower authorizes the Administrative Agent and each Lender, in the Administrative Agent’s or such

Lender’s sole discretion, upon notice to the Administrative Borrower to charge its general deposit account(s), if any, maintained with the Administrative Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.
     12.3 Scope of the Administrative Agent’s Duties. The Administrative Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Administrative Agent). None of the Administrative Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. The Administrative Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Administrative Agent may treat the payee of any Note as the holder thereof. The Administrative Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     12.4 Successor Agent. The Administrative Agent may resign as such at any time upon at least thirty (30) days prior notice to the Administrative Borrower and each of the Lenders. If the Administrative Agent at any time shall resign or if the office of the Administrative Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to the Administrative Borrower (which approval shall not be unreasonably withheld or delayed); provided, however, that any such Successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Administrative Agent hereunder, as applicable, and the Administrative Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Administrative Agent’s resignation becomes effective, the resigning Administrative Agent may appoint a temporary successor (subject to the approval of the Administrative Borrower so long as no Default or Event of Default, which approval shall not be unreasonably withheld or delayed) to act until such appointment by the Majority Lenders and, if applicable, the Administrative Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Administrative Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Administrative Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Administrative Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Administrative Agent as if originally named. The resigning Administrative Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Administrative Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Administrative Agent shall be discharged from its duties and obligations, in its capacity as the Administrative Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
     12.5 Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender and based on the financial statements of the Borrowers and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.
     12.6 Authority of the Administrative Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Administrative Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which the Administrative Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.
     12.7 Indemnification of the Administrative Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Administrative Agent and its Affiliates (to the extent not reimbursed by the Borrowers, but without limiting any obligation of the Borrowers to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Administrative Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Administrative Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and its Affiliates promptly upon demand for its ratable share of any reasonable expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Administrative Agent and its Affiliates are not reimbursed for such expenses by the Borrowers, but without limiting the obligation of the Borrowers to make such reimbursement. Each Lender agrees to reimburse the Administrative Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Administrative Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Administrative Agent or its Affiliates are subsequently reimbursed by the Borrowers for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Administrative Agent and its Affiliates under this Section shall become impaired as determined in the Administrative Agent’s reasonable judgment or the Administrative Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), the Administrative Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Administrative Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Administrative Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.
     12.8 Knowledge of Default. It is expressly understood and agreed that the Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Administrative Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or any Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Administrative Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Administrative Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the applicable Borrower hereunder.
     12.9 The Administrative Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Administrative Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Administrative Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Administrative Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.
     12.10 Enforcement Actions by the Administrative Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, the Administrative Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Administrative Agent shall not be required to act or omit to act if, in the reasonable judgment of the Administrative Agent, such action or omission may expose the Administrative Agent to personal liability for which the Administrative Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Administrative Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.
     12.11 Collateral Matters.
     (a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.
     (b) The Lenders irrevocably authorize the Administrative Agent, in its reasonable discretion, to the full extent set forth in the post-amble to Section 13.10 hereof, (1) to release or terminate any Lien granted to or held by the Administrative Agent upon any Collateral and release any Guaranty (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.10; (2) to subordinate the Lien granted to or held by the Administrative Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than any Borrower or a Subsidiary of any Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).
     12.12 The Administrative Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Administrative Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Administrative Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.
     12.13 The Administrative Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrowers jointly and severally agree to pay to the Administrative Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.
     12.14 Documentation Administrative Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Administrative Agent in any assignment agreement as Lead Arranger, Documentation Administrative Agent, Syndications Administrative Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     12.15 No Reliance on the Administrative Agent’s Customer Identification Program.
     (a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may relay on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.
     (b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.
13. MISCELLANEOUS.
     13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP; provided, however, if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, however, nothing in this Section 13.1 shall obligate the Administrative Agent or any Lender to amend this Agreement pursuant to such request of the Administrative Borrower.
     13.2 CONSENT TO JURISDICTION. EACH BORROWER, THE ADMINISTRATIVE AGENT AND LENDERS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS AND EACH BORROWER, THE ADMINISTRATIVE AGENT AND LENDERS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH UNITED STATES FEDERAL COURT OR NEW YORK STATE COURT. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT IN OR OF THE STATE OF NEW YORK BY THE DELIVERY OF COPIES OF SUCH PROCESS TO

IT AT THE APPLICABLE ADDRESSES SPECIFIED ON THE SIGNATURE PAGE HERETO OR BY CERTIFIED MAIL DIRECTED TO SUCH ADDRESS OR SUCH OTHER ADDRESS AS MAY BE DESIGNATED BY IT IN A NOTICE TO THE OTHER PARTIES THAT COMPLIES AS TO DELIVERY WITH THE TERMS OF SECTION 13.6. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDERS AND THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF THE LENDERS OR THE ADMINISTRATIVE AGENT (OR ANY OF THEM) TO BRING ANY SUCH ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY OR ANY OF THEIR PROPERTY IN THE COURTS WITH SUBJECT MATTER JURISDICTION OF ANY OTHER JURISDICTION. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT OR PROCEEDING IN THE ABOVE DESCRIBED COURTS.
     13.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     13.4 Interest. In the event the obligation of the Borrowers to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which the Borrowers are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.
     13.5 Closing Costs and Other Costs; Indemnification.
     (a) The Borrowers shall pay or reimburse (i) the Administrative Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by the Administrative Agent and its Affiliates in connection with the commitment, syndication, negotiation, consummation, closing and funding of the loans contemplated hereby, or in connection with the preparation, administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment, revision, modification, consent or waiver thereof requested by any Borrower, and (ii) the Administrative Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation outside attorney fees, incurred by the Administrative Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against any Borrower or any other Credit Party, or otherwise incurred by the Administrative Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Administrative Agent, its Affiliates, or any Lender which would not have been asserted were it not for the Administrative Agent’s or such Affiliate’s or Lender’s relationship with the Borrowers hereunder or otherwise, shall also be paid by the Borrowers. All of said amounts required to be paid by the Borrowers hereunder and not paid within five (5) Business Days upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by the Administrative Agent, at the Base Rate, plus two percent (2%).
     (b) EACH BORROWER AGREES TO INDEMNIFY AND HOLD THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS (AND THEIR RESPECTIVE AFFILIATES) HARMLESS FROM ALL LOSS, COST, DAMAGE, LIABILITY OR EXPENSES, INCLUDING REASONABLE OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS (BUT WITHOUT DUPLICATION OF SUCH FEES AND DISBURSEMENTS FOR THE SAME SERVICES), INCURRED BY THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS BY REASON OF AN EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF ANY CREDIT PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, EXCLUDING, HOWEVER, ANY LOSS, COST, DAMAGE, LIABILITY OR EXPENSES TO THE EXTENT ARISING AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING TO BE INDEMNIFIED UNDER THIS SECTION 13.5(B), PROVIDED THAT, THE BORROWERS SHALL BE OBLIGATED TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE LENDERS FOR ONLY A SINGLE FINANCIAL CONSULTANT SELECTED BY THE ADMINISTRATIVE AGENT IN CONSULTATION WITH THE LENDERS.
     (c) EACH BORROWER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT AND EACH LENDER (AND THEIR RESPECTIVE AFFILIATES), AND THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS OR EXPENSES OF WHATEVER KIND OR NATURE (INCLUDING WITHOUT LIMITATION, REASONABLE ATTORNEYS AND CONSULTANTS FEES, INVESTIGATION AND LABORATORY FEES, ENVIRONMENTAL STUDIES REQUIRED BY THE ADMINISTRATIVE AGENT OR ANY LENDER IN CONNECTION WITH THE VIOLATION OF HAZARDOUS MATERIAL LAWS), COURT COSTS AND LITIGATION EXPENSES, ARISING OUT OF OR RELATED TO (I) THE PRESENCE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS ON, FROM OR

AFFECTING ANY PREMISES OWNED OR OCCUPIED BY ANY CREDIT PARTY IN VIOLATION OF OR THE NON-COMPLIANCE WITH APPLICABLE HAZARDOUS MATERIAL LAWS, (II) ANY PERSONAL INJURY (INCLUDING WRONGFUL DEATH) OR PROPERTY DAMAGE (REAL OR PERSONAL) ARISING OUT OF OR RELATED TO SUCH HAZARDOUS MATERIALS, (III) ANY LAWSUIT OR OTHER PROCEEDING BROUGHT OR THREATENED, SETTLEMENT REACHED OR GOVERNMENTAL ORDER OR DECREE RELATING TO SUCH HAZARDOUS MATERIALS, AND/OR (IV) COMPLYING OR COMING INTO COMPLIANCE WITH ALL HAZARDOUS MATERIAL LAWS (INCLUDING THE COST OF ANY REMEDIATION OR MONITORING REQUIRED IN CONNECTION THEREWITH) OR ANY OTHER REQUIREMENT OF LAW; PROVIDED, HOWEVER, THAT THE BORROWERS SHALL HAVE NO OBLIGATIONS UNDER THIS SECTION 13.5(C) WITH RESPECT TO CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS OR EXPENSES TO THE EXTENT ARISING AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT OR SUCH LENDER, AS THE CASE MAY BE. THE OBLIGATIONS OF THE BORROWERS UNDER THIS SECTION 13.5(C) SHALL BE IN ADDITION TO ANY AND ALL OTHER OBLIGATIONS AND LIABILITIES THE BORROWERS MAY HAVE TO THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS AT COMMON LAW OR PURSUANT TO ANY OTHER AGREEMENT.
     13.6 Notices.
     (a) Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of the Administrative Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Administrative Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Administrative Agent or any Lender to any Borrower shall be deemed to be a notice to all of the Credit Parties.

     (b) Notices and other communications provided to the Administrative Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.
     13.7 Reserved.
     13.8 Successors and Assigns; Participations; Assignments.
     (a) This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns.
     (b) The foregoing shall not authorize any assignment by any Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.
     (c) No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).
     (d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:
     (i) each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Administrative Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan; provided, however, that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan be less than $5,000,000; and
     (ii) the parties to any assignment shall execute and deliver to the Administrative Agent an Assignment Agreement substantially (as determined by the Administrative Agent) in the form attached hereto as Exhibit G (with appropriate insertions acceptable to the Administrative Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement (provided, however, that such Lender need not deliver an Assignment Agreement in connection with assignments to such Lender’s Affiliates or to a Federal Reserve Bank).
Until the Assignment Agreement becomes effective in accordance with its terms, and the Administrative Agent has confirmed that the assignment satisfies the requirements of this Section 13.8, the Borrowers and the Administrative Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.
     The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Upon request, the Borrowers shall execute and deliver to the Administrative Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Administrative Agent, the Lenders and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.
     (e) The Borrowers and the Administrative Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to any Borrower or any of such Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:
     (i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;
     (ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and
     (iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Administrative Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 13.10(a) through (e) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, the Administrative Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Administrative Agent, any other Lender or any Credit Party; provided, however, that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or enforcement thereof shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

     (g) The Administrative Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender upon reasonable notice to the Administrative Agent and a copy of such information shall be provided to any such party on their prior written request. The Administrative Agent shall give prompt written notice to the Administrative Borrower of the making of any entry in the Register or any change in such entry.
     (h) The Borrowers authorize each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof or shall otherwise agree to be bound by the terms thereof.
     (i) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.
     13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.
     13.10 Amendment and Waiver.
     (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following: (a) increase or decrease the stated amount of such Lender’s commitment hereunder, (b) reduce the amortization or principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (d) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither the Administrative Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of the Administrative Agent and the Lenders, provided, however, that the Administrative Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise), (e) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or (f) change the definitions of “Revolving Credit Percentage”, “Term Loan Percentage”, “Weighted Percentage”, “Interest Periods”, “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Term Loan Lenders”, Sections 10.2 or 10.3 hereof or this Section 13.10; provided, further, that notwithstanding the foregoing, the Revolving Credit Maturity Date may be postponed or extended, only with the consent of all of the Revolving Credit Lenders; and the Term Loan Maturity Date may be postponed or extended only with the consent of all of the Term Loan Lenders; and provided further, that no amendment, waiver or consent shall, unless in a writing signed by the Swing Line Lender, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note and provided further, that no amendment, waiver or consent shall, unless in a writing signed by Issuing Lender affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents and no amendment, waiver, or consent shall, unless in a writing signed by the Administrative Agent affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).
     (b) The Administrative Agent shall, upon the written request of the Administrative Borrower, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Administrative Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than any Borrower or a Subsidiary of any Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) the Administrative Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.
     13.11 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Administrative Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.8(h) hereof.
     13.12 Substitution or Removal of Lenders.
     If (a) the obligation of any Lender to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4, (b) any Lender has demanded compensation under Sections 3.4(c), 11.5 or 11.6, (c) any Lender has become an Impaired Lender or (d) any Lender has not approved an amendment, waiver or other modification of this Agreement, if such amendment, waiver or modification has been approved by the Majority Lenders and the consent of such Lender is required (in each case, an “Affected Lender”), then the Borrowers shall have the following rights in addition to any other rights or remedies it may have hereunder:
     (i) Subject to Section 12.8 hereof, the Borrowers may, with the assistance of the Administrative Agent, seek a substitute Lender or Lenders (which may be one or more of the Lenders (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Revolving Credit, the Swing Line and/or the Term Loan, as the case may be and assume the Revolving Credit Aggregate Commitment (including without limitation the participations in

Swing Line Advances and Letters of Credit) under this Agreement of such Affected Lender, and require the Affected Lender to sell its Advances of the Revolving Credit, the Swing Line and the Term Loan, as the case may be, and assign its Revolving Credit Aggregate Commitment to such Purchasing Lender or Purchasing Lenders within two (2) Business Days after receiving notice from the Administrative Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale, payable (in immediately available funds) in cash. In connection with any such sale, and as a condition thereof, the Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, (x) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Borrowers had prepaid the outstanding Eurocurrency-based Advances of the Affected Lender on the date of such sale (unless such Affected Lender is an Impaired Lender, in which case no such compensation shall be due) and (y) any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.6 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, the rights of the Affected Lender shall be terminated hereunder and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrowers and the Administrative Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loan of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Administrative Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver an Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.12, the Borrowers or the Purchasing Lender shall pay to the Administrative Agent the administrative fee for processing such assignment referred to in Section 13.8; and
     (ii) With respect to any Affected Lender that is an Impaired Lender, the Administrative Borrower may, with the prior written consent of the Administrative Agent and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce the Revolving Credit Aggregate Commitment by the amount of the Revolving Credit Aggregate Commitment of such Affected Lender and repay all amounts (both any outstanding Term Loan Advances, subject to subclause (D) below, if such Affected Lender is a Defaulting Lender, and any Revolving Credit Advances) owing to such Affected Lender, subject to the following:
     (A) such Affected Lender shall receive an amount in cash equal to the outstanding principal amount owing to such Affected Lender under this Agreement, plus unpaid interest accrued thereon up to but excluding the date of the repayment. In addition, and as a condition thereof, the Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such repayment, plus, if demanded by the Affected Lender within ten (10) Business Days after such repayment, any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.6 to but excluding said date;
     (B) after giving effect to the reduction in the Revolving Credit Aggregate Commitment and the payments required under subclause (A) above, the Borrowers shall have Unused Revolving Credit Availability of at least $5,000,000 (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations);
     (C) the stated dollar commitment of any other Lender is not increased thereby; and
     (D) if such Affected Lender is a Defaulting Lender and such Defaulting Lender holds no share of the Revolving Credit Aggregate Commitment, or with respect to which the Borrowers have elected to reduce the Revolving Credit Aggregate Commitment of such Defaulting Lender by such Defaulting Lender’s Revolving Credit Percentage in accordance with the foregoing provisions of this clause (ii), the Borrowers may repay all amounts owing to such Lender in connection with the Term Loan, provided that (I) the Majority Lenders have consented to such payment in writing, (II) after giving effect to any reduction of the Revolving Credit Aggregate Commitment or payments on the Revolving Credit under clause (ii) above and payments on the Term Loan under this clause (D), the Borrowers shall have availability, on the date of the repayment, to borrow additional Revolving Credit Advances under the Revolving Credit Aggregate Commitment of at least $5,000,000 (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations) and (III) the stated dollar commitment of any other Lender is not increased thereby.
     13.13 Withholding Taxes. If any Lender is not a “united states person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8 hereof, as applicable) deliver to the Administrative Agent two original executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Administrative Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to the Administrative Agent the aforesaid forms or other evidence with respect to Advances to the Borrowers, if such Lender has assigned its entire interest hereunder (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and participations in Letters of Credit issued hereunder and any Notes issued to it by the Borrowers), to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Administrative Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Administrative Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Administrative Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Administrative Agent. In addition, from time to time upon the reasonable request and the sole expense of the Borrowers, each Lender and the Administrative Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Administrative Borrower with such forms, certificates or other documents as may be reasonably necessary to allow any Borrower, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the rights and benefits (including without limitation economic benefits) available to such Lender or the Administrative Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.
     13.14 Taxes and Fees. Should any tax (other than as a result of a Lender’s failure to comply with Section 13.13 or a tax based upon the net income or capitalization of any Lender or the Administrative Agent by any jurisdiction where a Lender or the Administrative Agent is or has been located), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrowers agree to pay the same, together with any interest or penalties thereon arising from any Borrower’s actions or omissions, and agrees to hold the Administrative Agent and the Lenders harmless with respect thereto, provided, however, that the Borrowers shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Administrative Agent under Section 11.5 hereof.
     13.15 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND EACH BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY

RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR ANY BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR ANY BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.
     13.16 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Administrative Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with the Administrative Agent or any Lender, the Administrative Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Administrative Agent and the applicable Lender to comply with the USA Patriot Act.
     13.17 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance and Requests for Swing Line Advance and Term Loan Rate Requests, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.
     13.18 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.
     13.19 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

     13.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
     13.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.
     13.22 Electronic Transmissions.
     (a) Each of the Administrative Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
     (b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Administrative Agent, the Credit Parties and the Lenders in connection with the use of such E-System.
     (c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Administrative Agent, the Credit Parties and the Lenders agree that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     13.23 Advertisements. The Administrative Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.
     13.24 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrowers set forth in Section 13.5 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.
     13.25 Joint and Several Liability.
     (a) Each of the Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the obligations as a joint and several obligor. It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Advances and other extensions of credit taken by the Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:
     (i) any lack of validity, legality or enforceability of this Agreement or any Note as to any Borrower, as the case may be;
     (ii) the failure of any Lender or any holder of any Note:
     (A) to enforce any right or remedy against any Borrower, as the case may be, or any other Person (including any Guarantor) under the provisions of this Agreement, such Note, or otherwise, or
     (B) to exercise any right or remedy against any guarantor of, or collateral securing, any obligations;
     (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;
     (iv) any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Borrowers hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Borrower, as the case may be;
     (v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Lender or any holder of the Notes securing any of the Indebtedness; or

     (vi) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, as the case may be, any surety or any guarantor.
     (b) Each of the Borrowers agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower, as the case may be, as though such payment had not been made;
     (c) Each of the Borrowers hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; (iv) any claim or defense based on an election of remedies; and (v) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.
     (d) No delay on any of the Lenders part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or any Borrower’s Indebtedness under this Agreement.
     (e) Each of the Borrowers hereby represents and warrants to each of the Lenders that it now has and will continue to have independent means of obtaining information concerning the Borrowers’ affairs, financial condition and business. Lenders shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning such Borrower’s affairs, financial condition or business which may come into the Lenders’ possession.
     (f) Each of the Borrowers represents and warrants (i) that the business operations of the Borrowers are interrelated and that the business operations of the Borrowers complement one another, and such entities have a common business purpose, and (ii) that, to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and that (iii) the proceeds of advances under the Revolving Credit, the Term Loan, the Swing Line and the other credit facilities extended hereunder will directly or indirectly benefit the Borrowers hereunder, severally and jointly, regardless of which the Borrowers receives part or all of the proceeds of such Advances.
     (g) Notwithstanding anything to the contrary contained herein, it is the intention of the Borrowers, the Agent and the Lenders that the amount of the respective

Borrowers’ obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Borrowers’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Borrowers’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Borrowers’ respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 13.25(g), then the amount of such excess shall, from and after the time of payment by the Borrowers (or any of them), be reimbursed by the Lenders upon demand by such Borrowers. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against the Borrowers to the maximum extent permitted by Applicable Insolvency Laws and neither any Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 13.25(g) that would not otherwise be available under Applicable Insolvency Laws.
     13.26 Administrative Borrower as Agent for the Borrowers. Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Register pursuant to Sections 2.2(c), 4.2(c) and 13.8(g) hereof and Collateral of the Borrowers in a combined fashion, as more fully set forth herein and in the other Loan Documents, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Administrative Agent and the Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Register and the Collateral in a combined fashion since the operation of each Borrower is dependent on the performance of the integrated group. To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent and the Lenders and hold the Administrative Agent and the Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against the Administrative Agent or any Lender by any Borrower or by any third-party whosoever, arising from or incurred by reason of (a) the handling of the Register and Collateral of the Borrowers as herein provided, (b) the Administrative Agent and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Administrative Agent or the Lenders hereunder or under the other Loan Documents, except that the Borrowers will have no liability to the Administrative Agent or any Lender, as applicable, under this Section 13.26 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such party, as the case may be.
[Signatures Follow On Succeeding Page]

     WITNESS the due execution hereof as of the day and year first above written.

AMERICAN MIDSTREAM, LLC, as the Administrative Borrower and as a Borrower

By:	/s/ Brian Bierbach

Brian Bierbach, CEO and President
Signature Page — Credit Agreement

COMERICA BANK, as the Administrative Agent
By:	/s/ Caroline M. McClurg
Caroline M. McClurg, Vice President

COMERICA BANK, as a Lender, as Issuing Lender and as Swing Line Lender
By:	Caroline M. McClurg
Caroline M. McClurg, Vice President

Signature Page — Credit Agreement

COMPASS BANK, as the Documentation Agent and as a Lender

By:	/s/ Greg Determann

Name:	Greg Determann
Title:	Vice President
Signature Page — Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jason S. York

Name:	Jason S. York
Title:	Authorized Signatory
Signature Page — Credit Agreement

Schedule 1.1
Applicable Margin Grid
Revolving Credit and Term Loan Facilities*
(basis points per annum)

Basis for Pricing	Level I	Level II	Level III	Level IV
		≥ 2.00:1.00 but	≥ 2.50:1.00 but
Total Debt to Consolidated EBITDA Ratio	< 2.00:1.00	< 2.50:1.00	< 3.00:1.00	≥ 3.00:1.00
Revolving Credit Eurodollar Margin	325.00	350.00	375.00	400.00
Revolving Credit Base Rate Margin	225.00	250.00	275.00	300.00
Revolving Credit Facility Fee	100.00	100.00	100.00	100.00
Letter of Credit Fees (exclusive of facing fees)	325.00	350.00	375.00	400.00
Term Loan Eurodollar Margin	325.00	350.00	375.00	400.00
Term Loan Base Rate Margin	225.00	250.00	275.00	300.00
Term Loan Facility Fee	100.00	100.00	100.00	100.00

*	Definitions as set forth in the Credit Agreement.

**	Level III pricing shall be in effect until the delivery of the audited financial statements for the fiscal year ending December 31, 2009, after which time the pricing grid shall govern.

Schedule 1.2
Percentages and Allocations
Revolving Credit and Term Loan Facilities

	REVOLVING	REVOLVING
	CREDIT	CREDIT	TERM LOAN	TERM LOAN	WEIGHTED
LENDERS	PERCENTAGE	ALLOCATIONS	PERCENTAGE	ALLOCATIONS	PERCENTAGE
Comerica Bank	35.296%	$12,353,600	35.296%	$17,648,000
Compass Bank	35.294%	$12,352,900	35.294%	$17,647,000
Royal Bank of Canada	29.41%	$10,293,500	29.41%	$14,705,000
TOTALS	100%	$35,000,000	100%	$50,000,000	100%